Exhibit 4.21

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee.

July 2, 2014

NOTICE OF VARIATION AND EXTENSION

of HudBay Minerals Inc.’s offer to purchase

all of the issued and outstanding common shares of

AUGUSTA RESOURCE CORPORATION

for consideration per Augusta Share of
0.315 of a Hudbay Share and
0.17 of a Hudbay Warrant

HudBay Minerals Inc. (the “Offeror”) hereby gives notice that it is varying its offer dated February 10, 2014, as amended by the Notice of Variation and Extension dated March 14, 2014, the Notice of Variation and Extension dated March 31, 2014, the Notice of Change dated April 24, 2014, the Notice of Variation and Extension dated May 5, 2014, the Notice of Variation and Extension dated May 16, 2014, the Notice of Variation and Extension dated May 27, 2014, the Notice of Variation and Extension dated June 9, 2014 and the Notice of Variation and Extension dated June 20, 2014 (collectively, the “Original Offer”), to purchase, on and subject to the terms and conditions of the Original Offer, as amended, all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”), other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding after February 10, 2014 but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any securities of Augusta exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire, any Augusta Shares, including, any options, warrants or convertible debentures (“Convertible Securities”), together with the associated rights issued under Augusta’s Shareholder Rights Plan, in order to, among other things: (i) increase the consideration offered per Augusta Share of 0.315 of a common share of the Offeror (a “Hudbay Share”) to include 0.17 of a warrant (a “Hudbay Warrant”) to acquire a Hudbay Share; and (ii) extend the Original Offer to 5:00 p.m. (Toronto time) on July 16, 2014. The Original Offer, as amended and extended hereby, is referred to herein as the “Offer”. The Offeror has applied to the Toronto Stock Exchange (the “TSX”) to list the Hudbay Warrants issued as consideration under the Offer on the TSX.

THE OFFEROR HAS INCREASED THE CONSIDERATION UNDER THE OFFER TO

0.315 OF A HUDBAY SHARE AND 0.17 OF A HUDBAY WARRANT

THE ORIGINAL OFFER HAS BEEN EXTENDED, AND IS NOW OPEN FOR ACCEPTANCE
UNTIL 5:00 P.M. (TORONTO TIME) ON JULY 16, 2014

THE AUGUSTA BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT AUGUSTA SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR AUGUSTA SHARES; AUGUSTA SHAREHOLDERS HOLDING SECURITIES REPRESENTING 33% OF THE AUGUSTA SHARES (ON A FULLY DILUTED BASIS) HAVE AGREED TO TENDER THEIR AUGUSTA SHARES TO THE OFFER

This Notice of Variation and Extension should be read in conjunction with the Original Offer and the take-over bid circular (the “Original Circular”) dated February 10, 2014, as previously amended (the Original Offer together with the Original Circular collectively referred to as the “Original Offer and Circular”), and the letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) that accompany this Notice of Variation and Extension. The Original Offer and Circular, as amended by this Notice of Variation and Extension collectively constitute the “Offer and Circular”. Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular continue to be applicable in all respects. All references to the “Offer” in the Original Offer and Circular and this Notice of Variation and Extension mean the Original Offer as amended hereby, and all references in such documents to the “Circular” or the “Offer and Circular” mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

The offering of Hudbay Shares and Hudbay Warrants pursuant to the Offer is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Augusta Shareholders should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference in the Offer and Circular have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions. Augusta Shareholders in the United States should be aware that the disposition of Augusta Shares and acquisition of Hudbay Shares and Hudbay Warrants by them, as described in the Offer and Circular, may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described in the Offer and Circular and such holders are urged to consult their tax advisors. The enforcement by Augusta Shareholders of civil liabilities under U.S. federal or state securities laws or applicable laws of other jurisdictions may be affected adversely by the fact that the Offeror is incorporated under and governed by the laws of Canada, that its officers and directors may be residents of jurisdictions other than the United States or such other jurisdictions, that the experts named in the Circular may be residents of jurisdictions other than the United States or such other jurisdictions, that all or a substantial portion of the assets of the Offeror and such persons may be located outside the United States or such other jurisdictions, that some of Augusta’s officers and directors may be resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Augusta and Augusta’s officers and directors may be located outside the United States or such other jurisdictions.

THE HUDBAY SHARES, HUDBAY WARRANTS AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories. Neither the Offeror nor any of its affiliates intends to make any such purchases during the period of the Offer.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference in the Offer and Circular are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

The Depositary for the Offer is:	Information Agent for the Offer is:

Equity Financial Trust Company	Kingsdale Shareholder Services

The Dealer Managers for the Offer are:

In Canada	In the United States

GMP Securities L.P.	BMO Nesbitt Burns Inc.	Griffiths McBurney Corp.	BMO Capital Markets Corp.

Augusta Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer. If Augusta Shareholders who have previously validly deposited and not withdrawn their Augusta Shares desire to indicate their wish to make a Section 85 Election, they may deliver to the Depositary the Letter of Transmittal (printed on BLUE paper), properly completed and duly executed indicating their prior deposit, or contact the Depositary or Information Agent for further assistance.

Registered Augusta Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on BLUE paper) that accompanies this Notice of Variation and Extension, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Augusta Shares and all other required documents, with Equity Financial Trust Company (the “Depositary”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Augusta Shareholders may accept the Offer by following the procedure for guaranteed delivery set out in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on PINK paper) that accompanies this Notice of Variation and Extension, or a manually executed facsimile thereof. Augusta Shareholders who hold their Augusta Shares with an investment advisor, stockbroker, bank, trust company or other nominee will not have received a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such nominee to tender their Augusta Shares.

Persons whose Augusta Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Augusta Shares under the Offer. Nominees likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Augusta Shareholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to accept the Offer and tender their Augusta Shares.

Augusta Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Augusta Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer.

Questions and requests for assistance may be directed to Kingsdale Shareholder Services (the “Information Agent”), who can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com; or to the Depositary at the addresses indicated on the last page of this document and additional copies of this document, the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, or any documents incorporated by reference or otherwise related to the Offer, may be obtained, without charge, upon request from the Depositary or the Information Agent at their respective offices shown on the last page of this document, and are accessible on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the Offeror’s website at www.hudbayminerals.com. These website addresses are provided for informational purposes only and no information contained on, or accessible from, these websites is incorporated by reference in the Offer and Circular unless otherwise expressly indicated in the Offer and Circular.

The information contained in this document is current only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in this document and in the Original Offer and Circular related to Augusta has been compiled from public sources — see “INFORMATION CONCERNING AUGUSTA” in the Original Offer and Circular.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Variation and Extension or the Original Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary, the Information Agent or the Dealer Managers.

ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS
AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the Exchange Act, and Regulation 14E promulgated by the SEC thereunder.

The Offeror has filed with the SEC a registration statement on Form F—10, which contains a prospectus relating to the Offer, a tender offer statement on a Schedule TO and other documents and information, as such documents have been amended, modified, supplemented or restated. AUGUSTA SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, AUGUSTA AND THE OFFER. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at www.sec.gov. All such materials may also be obtained without charge at the Offeror’s website, www.hudbayminerals.com or by directing a written or oral request to the Information Agent for the Offer, Kingsdale Shareholder Services, at 1-866-229-8874 toll free in North America or at 1-416-867-2272 or by e-mail at contactus@kingsdaleshareholder.com or to the Vice President, Legal and Corporate Secretary of the Offeror at 25 York Street, Suite 800, Toronto, Ontario, telephone 1-416-362-8181.

Neither this document nor the Original Offer and Circular generally addresses the income tax consequences of the Offer to Augusta Shareholders in any jurisdiction outside Canada or the United States. Augusta Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Augusta Shares may have tax consequences which may not be described in this document or the Original Offer and Circular. Accordingly, Augusta Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Original Offer and Circular also contains a cautionary note regarding mineral reserve and resource estimates prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects — see “CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES” in the Original Offer and Circular.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Augusta Shares, together with the associated rights issued under the Shareholder Rights Plan, and is not made for any options, warrants or convertible debentures or any other rights to acquire Augusta Shares. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Augusta Shares and deposit such Augusta Shares in accordance with the Offer. See Section 1 of the Original Offer, “The Offer”. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received certificates representing the Augusta Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in the Offer and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential tax consequences to them in connection with the decision to exercise or not exercise such securities.

iv

REPORTING CURRENCY, CURRENCY EXCHANGE RATE INFORMATION AND CERTAIN

CALCULATIONS

All dollar references in this document and the Original Offer and Circular are in Canadian dollars, except where otherwise indicated. On June 30, 2014, the Bank of Canada noon rate of exchange for the Canadian dollar, expressed in U.S. dollars, was Canadian $1.00 = United States $0.9367.

Calculations of percentage amounts or amounts per Augusta Share set forth in this Notice of Variation and Extension are based on 145,596,205 Augusta Shares outstanding as at June 30, 2014.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Notice of Variation and Extension contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes information that relates to, among other things, statements with respect to the anticipated timing, mechanics and completion and settlement of the Offer and the Contemplated Transactions (as defined herein). Forward-looking information is not, and cannot be, a guarantee of future results or events. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Offeror at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information. The material factors or assumptions that the Offeror identified and applied in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to, the accuracy of Augusta’s representations in the Support Agreement (as defined herein); no significant and continuing adverse changes in general economic conditions or conditions in the financial markets; that all required regulatory and governmental approvals for the Offer will be obtained and all other conditions to completion of the Offer will be satisfied or waived.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, the market value of the Hudbay Shares and Hudbay Warrants received as consideration under the Offer and the impact of such issuance on the market price of the Hudbay Shares, the inaccuracy of Augusta’s representations in the Support Agreement upon which the Offer is predicated, the triggering of change of control provisions in Augusta’s agreements leading to adverse consequences, Augusta becoming a minority-owned or majority-owned subsidiary of the Offeror after consummation of the Offer, the possibility that the Offeror may remain a minority shareholder of Augusta after consummation of the Offer without the ability to control the management or direction of Augusta, as well as the risks discussed under the heading “Risk Factors” in the Original Offer and Circular and other documents filed with Canadian and U.S. securities regulatory authorities. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, the reader should not place undue reliance on forward-looking information. The Offeror does not assume any obligation to update or revise any forward-looking information after the date of this Notice of Variation and Extension or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

The Original Offer and Circular also contains forward looking information and this cautionary note should be read in conjunction with the Cautionary Note Regarding Forward Looking Statements in the Original Offer and Circular.

v

NOTICE OF VARIATION AND EXTENSION

July 2, 2014

TO: THE HOLDERS OF COMMON SHARES OF AUGUSTA RESOURCE CORPORATION

This Notice of Variation and Extension amends and supplements the Original Offer and Circular, pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Augusta Shares, other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date of the Original Offer and Circular but prior to the Expiry Time, together with the associated rights issued under the Shareholder Rights Plan, for consideration per Augusta Share of 0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant.

On June 23, 2014, the Offeror and Augusta announced that they had entered into the Support Agreement pursuant to which the Offeror agreed, among other things, to increase the consideration that will be received by Augusta Shareholders under the Offer. Pursuant to the Offer, in addition to 0.315 of a Hudbay Share as provided in the Original Offer, Augusta Shareholders will also receive 0.17 of a Hudbay Warrant for each Augusta Share, representing consideration with a value of approximately $3.56 per Augusta Share, consisting of $3.24 of share consideration and $0.32 of warrant consideration (based on the closing price of the Hudbay Shares on the TSX on June 20, 2014). The Augusta Board of Directors is unanimously recommending that Augusta Shareholders accept the Offer and has agreed to terminate the Shareholder Rights Plan to permit Augusta Shareholders to do so.

All of the directors and officers of Augusta and certain other Augusta Shareholders have entered into lock-up agreements with the Offeror pursuant to which, among other things, they have agreed to tender to the Offer all of the Augusta Shares owned or controlled by them (including Augusta Shares issuable on the exercise of stock options and other Convertible Securities). Upon the exercise, exchange or conversion of all such Convertible Securities, the aggregate Augusta Shares subject to such agreements will represent approximately 33% of the Augusta Shares (on a fully diluted basis).

The Offeror owns 23,058,585 Augusta Shares representing approximately 16% of the issued and outstanding Augusta Shares (on a non-diluted basis).

1.                                      Variation of the Offer

The Offeror has varied the Offer by increasing the consideration offered per Augusta Share of 0.315 of a Hudbay Share to include 0.17 of a Hudbay Warrant. The increased consideration will be paid to all depositing Augusta Shareholders whose Augusta Shares are taken up under the Offer, regardless of when they deposited their Augusta Shares.

The first paragraph under the heading “The Offer” on page 9 of the Original Offer and Circular is hereby deleted and replaced by the following:

“The Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Augusta Shares, other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after February 10, 2014 but prior to the Expiry Time, together with the associated rights issued under the Shareholder Rights Plan, for consideration per Augusta Share of 0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant. The Hudbay Warrants will be issued pursuant to the Warrant Indenture. Subject to adjustments as provided in the Warrant Indenture, holders of one whole Hudbay Warrant will be entitled to exercise the Hudbay Warrant to purchase one Hudbay Share effective on July 20, 2018 (or such later date to which expiry of the Hudbay Warrants may be extended by the Offeror pursuant to the terms of the Warrant Indenture), at an exercise price of $15.00. The Offeror, may at its option, upon written notice to the holders of the Hudbay Warrants settle, its obligations in respect of the Hudbay Warrants for their in-the-money value (as determined in accordance with the Warrant Indenture), in cash, Hudbay Shares or a combination thereof.”

The following definitions are added to the “Glossary” section of the Original Offer and Circular (in each case, in alphabetical order in relation to the other defined terms set out therein):

“Hudbay Warrants” means the warrants to be issued pursuant to the Warrant Indenture;

“Warrant Indenture” means the Warrant Indenture to be entered into between the Offeror and Equity Financial Trust Company prior to the Expiry Time governing, among other things, the terms and conditions of the warrants to be issued as consideration for Augusta Shares under the Offer;

In addition, all references to “0.315 of a Hudbay Share” in the Original Offer and Circular are amended to refer to “0.315 of a Hudbay Share and 0.17 of a Hudbay Warrant”.

Warrant Indenture

The Hudbay Warrants will be issued under, and be governed by, the Warrant Indenture to be entered into prior to the Expiry Time between the Offeror and Equity Financial Trust Company, as warrant agent (the “Warrant Agent”).  The Offeror has appointed the principal transfer office of the Warrant Agent in Toronto, Ontario as the location at which Hudbay Warrants may be surrendered for exercise or transfer. The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture which, prior to the Expiry Time, will be available on SEDAR and EDGAR, at www.sedar.com and www.sec.com, respectively.

The Offeror expects to issue approximately 22,611,015 Hudbay Warrants under the Offer.  Subject to adjustment provided in the Warrant Indenture, each whole Hudbay Warrant will entitle the holder (subject to the issuance of an In-the Money-Settlement Notice, as described below) to purchase one Hudbay Share at a price of $15.00 per Hudbay Share (as adjusted in accordance with the Warrant Indenture, the “Exercise Price”) on July 20, 2018 (or such later date to which expiry of the Hudbay Warrants may be extended in accordance with the Warrant Indenture, the “Warrant Expiry Date”).  Following the Warrant Expiry Date, the Hudbay Warrants will expire and become null and void. Holders of Hudbay Warrants may exercise their Hudbay Warrants at any time up to the expiry time on the Warrant Expiry Date; however, the exercise of the Hudbay Warrant will only be effective on and not before the Warrant Expiry Date.

If the Offeror at any time cannot legally (including by reason of not having received the necessary approvals of the TSX, or any other applicable stock exchange) issue sufficient Hudbay Shares to satisfy all of its obligations solely through the issuance of Hudbay Shares, it may, at its option and subject to the consent of the TSX, extend the Warrant Expiry Date in increments of one year (or in the case of the last such extension to January 1, 2021) by providing written notice at least 60 days before the then applicable Warrant Expiry Date; provided, however, that in no event, shall the Warrant Expiry Date be extended beyond January 1, 2021.

The Offeror may, at its option, by written notice (an “In-the-Money Settlement Notice”) at least 60 days before the then applicable Warrant Expiry Date, elect to satisfy its obligations in respect of the Hudbay Warrants that are exercised, by payment of their “in-the-money” value in (i) Hudbay Shares; (ii) cash; or (iii) a combination of Hudbay Shares and cash.  For these purposes, the in-the-money value of a Hudbay Warrant will be equal to the excess, if any, of the current market price (as defined below) of one Hudbay Share as at the Warrant Expiry Date over the Exercise Price.  If Hudbay Shares are delivered in full or partial satisfaction of the “in-the-money” value, their value for this purpose will be equal to the current market price of the Hudbay Shares as at the Warrant Expiry Date.

The Warrant Indenture provides for adjustment to the Exercise Price and the number of Hudbay Shares issuable upon the exercise of a whole Hudbay Warrant upon the occurrence of certain events, including (without duplication):

(a)                       the issuance of Hudbay Shares or securities exchangeable for or convertible into Hudbay Shares to all or substantially all of the holders of the Hudbay Shares as a stock dividend or similar distribution (other than a “distribution paid in the ordinary course” (as defined in the Warrant Indenture), or the issuance of Hudbay Shares upon the exercise of a whole Hudbay Warrant or pursuant to the exercise of stock options (or similar incentive or compensation rights granted under an equity-linked incentive or unit compensation plan));

(b)                       the subdivision, redivision or change of the outstanding Hudbay Shares into a greater number of Hudbay Shares;

(c)                        the reduction, combination or consolidation of the outstanding Hudbay Shares into a smaller number of Hudbay Shares;

(d)                       the issuance to all or substantially all of the holders of the Hudbay Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Hudbay Shares, or securities exchangeable for or convertible into Hudbay Shares, at a price per Hudbay Share to the holders that is less than 95% of the current market price for the Hudbay Shares on such record date; and

(e)                        the issuance or distribution to all or substantially all holders of Hudbay Shares of: (A) securities of Hudbay including certain rights, options or warrants to acquire securities of Hudbay; or (B) any property or other assets, including cash and evidences of indebtedness, and if such issuance or distribution is not encompassed in paragraphs (a) through (d) above.

The Warrant Indenture also provides for adjustment in the event of the following additional events (each a “Capital Reorganization”):

(a)                       any reclassification of the Hudbay Shares;

(b)                       consolidations, amalgamations, plans of arrangement or mergers of the Offeror with or into another entity (other than consolidations, amalgamations, plans of arrangement or mergers which do not result in any reclassification of the Hudbay Shares or a change of the Hudbay Shares into other shares, securities or property (including cash)); or

(c)                        the sale, conveyance or transfer of all or substantially all of the undertaking or assets of the Offeror to another corporation or other entity (other than to one of the Offeror’s subsidiaries).

In the event of a Capital Reorganization, any holder of Hudbay Warrants who exercises the right to purchase Hudbay Shares pursuant to whole Hudbay Warrants then held after the effective date of any of the foregoing will be entitled to receive (subject to the issuance of an In-the Money-Settlement Notice), and will accept for the same aggregate consideration in lieu of the number of Hudbay Shares to which such holder was previously entitled, the aggregate number of shares, other securities, other property or cash which such holder would have been entitled to receive as a result of such event if, on the effective date thereof, the holder had been the holder of the number of Hudbay Shares to which such holder was previously entitled.

The Warrant Indenture defines “distributions paid in the ordinary course” as dividends or other distributions that are regularly scheduled or recurring or intended to be recurring in the ordinary course paid on the Hudbay Shares including pursuant to the Offeror’s then applicable dividend policy, as such a policy may exist from time to time, whether in (1) cash, (2) shares of the Offeror; (3) rights, options or warrants to purchase any shares, property or other assets of the Offeror (other than those that would result in an adjustment described above) or (4) property or other assets of the Offeror or any of its subsidiaries, in amounts determined by the directors in their discretion;

The Warrant Indenture defines “current market price” of the Hudbay Shares as at any date to mean the weighted average price per Hudbay Share (expressed in Canadian dollars) on the TSX, or if the Hudbay Shares are not listed on the TSX on that date, on any stock exchange on which the Hudbay Shares are listed on that date as the Hudbay Board of Directors may select for this purpose, or if the Hudbay Shares are not listed on any stock exchange on that date, in the over-the-counter market as the Hudbay Board of Directors may select, for the period of 20 consecutive trading days ending on (and including) in the case of the Warrant Expiry Date, the trading day immediately before the Warrant Expiry Date, and in any other case, the fifth trading day before that date ; or if the Hudbay Shares are not traded in any over-the-counter market, the current market price means the fair market value of the Hudbay Shares, as determined by the Hudbay Board of Directors in good faith; and for the purpose of this definition, the weighted average price will be determined by dividing the aggregate sale price of all Hudbay Shares sold during such period of 20 consecutive trading days on such exchange or market, as the case may be, by the total number of Hudbay Shares so sold.

No adjustment in the Exercise Price or the number of Hudbay Shares issuable upon the exercise of a whole Hudbay Warrant will be required to be made unless the cumulative effect of such adjustment or adjustments would change the Exercise Price by at least 1% or the number of Hudbay Shares purchasable upon exercise by at least one-one hundredth of a Hudbay Share.

In addition to the foregoing, the Warrant Indenture will provide that the Offeror will have the right, at any time and from time to time, on a temporary or permanent basis and on terms the Offeror deems fit, subject to any required regulatory approvals, including the approval of the TSX, and without the consent, approval or concurrence of any holders of whole Hudbay Warrants, to reduce the Exercise Price of a whole Hudbay Warrant by providing notice to holders of affected Hudbay Warrants specifying the terms on which the Exercise Price is to be reduced. The determination of whether to exercise the above discretion, if at all, is a matter that the Offeror will determine as it sees fit. Holders should not expect the Offeror to exercise this discretion.

No fractional Hudbay Warrants will be issued pursuant to the Offer. No fractional Hudbay Warrants or certificates evidencing fractional Hudbay Warrants will be issued or otherwise provided for pursuant to the Warrant Indenture and any fractional entitlements will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) to the nearest whole number of Warrants.  The Offeror will not be required, upon the exercise of any Hudbay Warrants, to issue fractions of Hudbay Shares or to distribute certificates that evidence fractional Hudbay Shares.  To the extent that a holder would otherwise have been entitled to receive, on the exercise of Hudbay Warrants, a fraction of a Hudbay Share, the Offeror will, in lieu of delivering the fractional Hudbay Share, satisfy the right to receive such fractional interest by payment to the holder of an amount in cash (computed in the case of a fraction of a cent, to the next lower cent) equal to the value of the right to acquire such fractional interest on the basis of the current market price of the Hudbay Shares as at the date of exercise; provided, however, that in no event will the Offeror be required to make a cash payment that is less than $5.00.

Holders of Hudbay Warrants will not have any voting or pre-emptive rights or any other rights that a holder of Hudbay Shares may have.

From time to time, the Offeror and the Warrant Agent, without the consent or concurrence of the holders of Hudbay Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Hudbay Warrants in a material respect.  Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the whole Hudbay Warrants in a material respect may only be made by a resolution passed by the requisite majority of holders.

2.                                      Extension of the Offer

The Offeror has extended the time for acceptance of the Offer to 5:00 p.m. (Toronto time) on July 16, 2014. Accordingly, the definition of “Expiry Date” in the “Glossary” section of the Original Offer and Circular is hereby deleted and replaced by the following:

“Expiry Date” means July 16, 2014 or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”;

In addition, all references to “5:00 p.m. (Toronto time) on July 2, 2014” in the Original Offer and Circular are amended to refer to “5:00 p.m. (Toronto time) on July 16, 2014”.

3.                                      Amendments to Conditions of the Offer

Section 4 of the Offer in the Original Offer and Circular, “Conditions of the Offer”, is hereby deleted and replaced by the following:

“Subject to the provisions of the Support Agreement and applicable Law, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Augusta Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied or are waived by the Offeror at or before the Expiry Time:

(a)                       the Shareholder Rights Plan (or any other shareholder rights plan or similar plan adopted by Augusta) shall have been terminated, waived, invalidated or cease-traded so as, at the time Augusta Shares are first taken up, to have no effect in respect of, and so that it does not and will not reasonably be expected to adversely affect, the Offer or the Offeror or its affiliates (as applicable) on or after consummation of the Offer or the purchase of Augusta Shares under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(b)                       the Warrant Form F-10 shall have become effective under the U.S. Securities Act, no stop order suspending the effectiveness of either the Form F-10 or the Warrant Form F-10 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC, and the Offeror shall have received all necessary state securities law or “blue sky” authorizations;

(c)                        all Governmental Authority or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals or exemptions (including pursuant to any competition or antitrust Laws and those of any stock exchange or other securities regulatory authorities) that are necessary to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained or concluded on terms and conditions reasonably satisfactory to the Offeror and all regulatory notice and waiting or suspensory periods in respect of the foregoing shall have expired or been terminated, including Competition Act Approval, pursuant to the HSR Act and the listing on the TSX and NYSE of the Hudbay Shares and on the TSX of the Hudbay Warrants issuable pursuant to the Offer, and the listing on the TSX and NYSE of the Hudbay Shares issuable on exercise of the Hudbay Warrants;

(d)                       (x) no inquiry, act, action, suit, investigation, litigation, objection, opposition or other proceeding (whether formal or informal) shall have been commenced, announced, threatened or taken before or by, and no judgment or order shall have been issued by, any Governmental Authority, and (y) no Law shall exist or have been proposed, enacted, promulgated, amended or applied (including with respect to the interpretation or administration thereof) to make illegal, enjoin, prohibit, materially delay or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Augusta Shares, the right of the Offeror to own or exercise full rights of ownership of the Augusta Shares, or the consummation of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(e)                        there shall not exist or have occurred after the date of the Support Agreement (or, if there does exist or shall have occurred prior to the date of the Support Agreement, there shall not have been disclosed, generally or to the Offeror in writing after the execution and delivery of the Support Agreement) any change, condition, event or development (or any change, condition, event or development involving a prospective change) which, when considered either individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Change;

(f)                         the Offeror shall not have, after the date hereof, become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings made on or before May 23, 2014 and available on SEDAR on such date in relation to all matters covered in earlier filings), in any document filed by or on behalf of Augusta with any securities commission or similar securities regulatory authority in any of the provinces or territories of Canada or elsewhere, including any prospectus, annual information form, financial statement, material change report, management proxy circular, feasibility study or executive summary thereof, press release or any other document so filed by Augusta which constitutes a Material Adverse Change;

(g)                        all representations and warranties made by Augusta in the Support Agreement shall be true and correct at and as of the end of the Initial Offering Period, as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time), except where such inaccuracies in the representations and warranties (without giving effect to, applying or taking into consideration any materiality or Material Adverse Change qualification already contained within such representations and warranties), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change or materially and adversely affect the ability of the Offeror to proceed with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would not reasonably be expected to have a Material Adverse Change or an Offeror Material Adverse Change; and

(h)                       Augusta shall have not breached any covenant which it must perform under the Support Agreement which breach would give rise to the right of the Offeror to terminate the Support Agreement and there shall not have occurred and be continuing material breaches of any covenant in the Lock-up Agreements by parties thereto (other than the Offeror) holding, in aggregate, in excess of five percent (5%) of the Augusta Shares.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror at any time prior to the end of the Initial Offering Period regardless of the circumstances giving rise to any such conditions (other than a default under the Support Agreement by the Offeror). Each of the foregoing conditions is independent of and in addition to each other such condition. The Offeror may waive any of the foregoing conditions with respect to the Offer in its reasonable discretion, in whole or in part, from time to time, without prejudice to any other rights that the Offeror may have. The Offer is not subject to the approval of the Offeror’s shareholders and is not subject to any financing or due diligence conditions. If the Offeror waives any of the foregoing conditions, it will extend the expiration date of the Offer, if necessary, so that the Offer will remain open for at least 10 days following such waiver. See Section 5 of the Offer, “Extension, Variation or Change of the Offer.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice, or other communication confirmed in writing, by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, after giving any such notice, will make a public announcement of such waiver or withdrawal, and will cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Augusta Shareholders, in the manner set forth in Section 9 of the Offer, “Notices and Delivery”. If the Offer is withdrawn, the Offeror will not be obligated to take up or pay for any Augusta Shares deposited under the Offer and the Depositary will promptly return all documents tendered to the Depositary under the Offer including certificates representing deposited Augusta Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited. See Section 7 of the Offer, “Return of Deposited Augusta Shares”.

Any determination by the Offeror concerning any events or other matters described in this Section 4 will be final and binding upon all persons for purposes of the Offer.”

The following definitions are added to the “Glossary” section of the Original Offer and Circular (in each case, in alphabetical order in relation to the other defined terms set out therein):

“Offeror Material Adverse Change” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, or results of operations or prospects of the Offeror and its subsidiaries, taken as a whole other than any condition, event, circumstance, change, effect, development, occurrence or state of facts resulting from (i) the announcement of the execution of the Support Agreement or the transactions contemplated herein or the performance of any obligation of the Offeror required to be performed by the Offeror thereunder, (ii) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (iii) changes generally affecting the mining industry, (iv) any changes in the price of base and precious metals, (v) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (vi) any change in applicable Law or GAAP, or (vii) any decrease in the trading price or any decline in the trading volume of Hudbay Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (vi) above) may be taken into account in determining whether an Offeror Material Adverse Change has occurred); unless such condition, event, circumstance, change, effect, development, occurrence or state of facts referred to in clauses (ii), (iii), (iv), (v) or (vi) primarily relates to (or has the effect of primarily relating to) the Offeror and its subsidiaries, taken as a whole, or has a materially disproportionate and adverse effect on the Offeror and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which the Offeror and its subsidiaries, taken as a whole, operate;

“Warrant Form F-10” means the Registration Statement on Form F-10, as amended, of the Offeror registering the issuance of the Hudbay Warrants and the issuance of the Hudbay Shares upon the exercise thereof;

The following definitions in the “Glossary” section of the Original Offer and Circular are hereby deleted and replaced with the following:

““Material Adverse Change” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), prospects, properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations, or results of operations or prospects of Augusta and its subsidiaries, taken as a whole, other than any condition, event, circumstance, change, effect, development, occurrence or state of facts resulting from (i) the announcement of the execution of the Support Agreement or the transactions contemplated therein or the performance of any obligation of Augusta required to be performed by Augusta thereunder, (ii) changes in general economic or political conditions or securities, credit, financial, banking, commodity or currency markets in general, including in Canada or the United States, (iii) changes generally affecting the mining industry or the copper mining industry, (iv) any changes in the price of copper, (v) any natural disaster or the commencement or continuation of any war, armed hostilities or acts of terrorism, (vi) any change in applicable Law or GAAP, or (vii) any decrease in the trading price or any decline in the trading volume of Augusta Shares (it being understood that the causes underlying such change in trading price or trading volume (other than those in clauses (i) to (vi) above) may be taken into account in determining whether a Material Adverse Change has occurred); unless such condition, event, circumstance, change, effect, development, occurrence or state of facts referred to in clauses (ii), (iii), (iv), (v) or (vi) primarily relates to (or has the effect of primarily relating to) Augusta and its subsidiaries, taken as a whole, or has a materially disproportionate and adverse effect on Augusta and its subsidiaries, taken as a whole, compared to other persons of similar size operating in the industry in which Augusta and its subsidiaries, taken as a whole, operate;”

4.                                      Recent Developments

 On May 7, 2014, the Offeror delivered a letter to Augusta stating that it believed that the parties shared a common interest in Augusta having sufficient near-term liquidity to advance the permitting process for the Rosemont Project. The letter also stated that the Offeror was prepared to work constructively with Augusta to negotiate a financing.

On June 2, 2014, following conversations between the parties’ financial and legal advisors, the Offeror and Augusta entered into a confidentiality agreement that might facilitate potential discussions or negotiations regarding the potential acquisition of Augusta by the Offeror and/or the provision of financing by the Offeror to Augusta.

Following the entering into of such confidentiality agreement, representatives of the Offeror and Augusta had limited discussions concerning the Offeror’s proposed acquisition of Augusta.

On June 18, 2014, David Garofalo, the Chief Executive Officer of the Offeror, wrote to Richard Warke, the Executive Chairman of Augusta, to outline a possible basis for a consensual transaction that would be supported by the board of directors and insiders of Augusta.

Late in the day on June 20, 2014, Mr. Warke called Mr. Garofalo, and discussions and negotiations ensued over the following two days between Messrs. Garofalo and Warke and representatives of the Offeror and Augusta. Those discussions and negotiations culminated in the announcement by the Offeror and Augusta on June 23, 2014, that (i) they had entered into the Support Agreement (as described below) pursuant to which the Offeror had agreed to increase the consideration that will be received by Augusta Shareholders under the Offer so that Augusta Shareholders will receive for each Augusta Share 0.17 of a Hudbay Warrant, which will be issued pursuant to the Warrant Indenture, in addition to 0.315 of a Hudbay Share as originally provided in the Original Offer, (ii) the Augusta Board of Directors is unanimously recommending that Augusta Shareholders accept the Offer and has agreed to terminate the Shareholder Rights Plan to permit Augusta Shareholders to do so, and (iii) all of the directors and officers of Augusta and certain other Augusta Shareholders had entered into the Lock-up Agreements (as described below) with the Offeror pursuant to which, among other things, they have agreed to tender to the Offer all of the Augusta Shares owned or controlled by them (including Augusta Shares issuable on the exercise of stock options and other Convertible Securities).

5.                                      Support Agreement and Lock-up Agreements

On June 23, 2014, the Offeror and Augusta entered into a definitive support agreement (the “Support Agreement”), pursuant to which the Offeror agreed to vary the Original Offer and extend the Expiry Time and Augusta agreed, among other things, to support the Offer and recommend that Augusta Shareholders tender their Augusta Shares to the Offer.  In connection with the Support Agreement, on June 23, 2014, the Offeror entered into agreements (the “Lock-up Agreements”) with all of the directors and officers of Augusta and certain other Augusta Shareholders (the “Lock-up Parties”).

Accordingly, Section 16 of the Circular in the Original Offer and Circular, “Agreements, Commitments or Understandings” is hereby deleted in its entirety and replaced with the following:

“Other than the Support Agreement and the Lock-up Agreements and the matters provided for therein, there are no arrangements or agreements made or proposed to be made between the Offeror and Augusta or between the Offeror and any of the directors or officers of Augusta. The Offeror and Augusta have commenced preliminary discussions regarding the possibility of the Offeror providing short term financing to Augusta.

Other than the Support Agreement and the Lock-up Agreements and the matters provided for therein, there are no contracts, arrangements or understandings, formal or informal, between the Offeror and any securityholder of Augusta with respect to the Offer or between the Offeror and any person or company with respect to any securities of Augusta in relation to the Offer.”

Support Agreement

The following is a summary of certain provisions of the Support Agreement. The Support Agreement has been filed by the Offeror with the Canadian and U.S. securities regulatory authorities and is available on SEDAR, at www.sedar.com, and on EDGAR, at www.sec.gov, as an exhibit to the Schedule 13D/A filed by the Offeror on June 25, 2014. All capitalized terms used in this summary and not otherwise defined in this Notice of Variation and Extension or the Original Offer and Circular have the meanings ascribed to them in the Support Agreement.

The Offer

Pursuant to the terms of the Support Agreement, the Offeror has agreed to vary the Original Offer to, among other things, increase the consideration under the Offer to include, in addition to 0.315 of a Hudbay Share as provided for in the Original Offer, 0.17 of a Hudbay Warrant, and extend the expiry time of the Original Offer until a time not earlier than 5:00 p.m. (Toronto time) on the date that is 10 business days following the filing of this Notice of Variation and Extension with the SEC.

The Offeror has agreed to take up all of the Augusta Shares tendered to the Offer no later than 9:00 a.m. on the first business day (determined in accordance with the U.S. Exchange Act) following the Initial Offering Period if and when all of the conditions to the Offer set forth in Section 4 of the Offer, “Conditions of the Offer” (as amended by this Notice of Variation and Extension), shall have been satisfied or waived by the Offeror in its sole discretion. See Section 6 of the Offer, “Take-Up and Payment for Deposited Augusta Shares”.

The Offeror may, in its sole discretion, modify or waive any term or condition of the Offer (including any further extension of the Expiry Time); provided that the Offeror shall not, without the prior consent of Augusta, impose additional conditions to the Offer, decrease the consideration per Augusta Share, decrease the number of Augusta Shares in respect of which the Offer is made, change the form of consideration payable under the Offer (other than to increase the total consideration per Augusta Share or add additional consideration) or otherwise vary the Offer or any terms or conditions thereof in a manner which is adverse to the Augusta Shareholders.

If the Offeror takes up any Augusta Shares under the Offer, it shall make a public announcement of such fact and the Offeror shall extend the Offer for a period of not less than 10 days.

Support of the Offer

In connection with the Support Agreement, the Augusta Board of Directors unanimously determined, after consultation with its financial and legal advisors, (i) that the consideration offered for Augusta Shares pursuant to the Offer is fair, from a financial point of view, to all Augusta Shareholders (other than the Offeror and its affiliates), and (ii) that it would be in the best interests of Augusta to support and facilitate the Offer and enter into the Support Agreement and to recommend that Augusta Shareholders tender their Augusta Shares to the Offer, all on the terms and subject to the conditions contained in the Support Agreement.

Shareholder Rights Plan

Augusta and the Augusta Board of Directors have agreed to take all further action necessary: (a) in order to ensure that the Separation Time does not occur in connection with the Support Agreement or any of the Contemplated Transactions, and (b) to terminate the Shareholder Rights Plan with effect immediately prior to the Offeror first taking up any Augusta Shares pursuant to the Offer or otherwise render the Shareholder Rights Plan inoperative against the Offer, the acquisition of Augusta Shares pursuant to the Offer and the Contemplated Transactions with effect immediately prior to the Offeror first taking up any Augusta Shares pursuant to the Offer. Augusta has also covenanted that it (i) will not waive the application of the Shareholder Rights Plan to any Acquisition Proposal unless (A) it is a Superior Proposal and the Right to Match Period has expired, or (B) such waiver is deemed to occur under the Shareholder Rights Plan as a result of a waiver by the Offeror of the application of the Shareholder Rights Plan to the Offer in accordance with the Support Agreement, and (ii) will not amend the Shareholder Rights Plan nor authorize, approve or adopt any other shareholder rights plan or enter into any agreement providing therefor. Notwithstanding the foregoing, Augusta shall be entitled to defer the Separation Time in connection with an Acquisition Proposal.

No Solicitation

Augusta has agreed that it shall and shall direct and cause its subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any person (other than the Offeror or its Representatives) with respect to any potential Acquisition Proposal, whether or not initiated by Augusta, and in connection therewith, Augusta will discontinue access to any data rooms (virtual or otherwise). Augusta shall not amend, modify or waive any confidentiality agreement, standstill agreement or standstill provisions contained in any agreements entered into by Augusta with other parties relating to a potential Acquisition Proposal.

Augusta further agreed that, except as otherwise provided in the Support Agreement, Augusta shall not, and shall not authorize or permit any of its subsidiaries or its or the Representatives to take any action of any kind that would reasonably be expected to, directly or indirectly, interfere with the successful and timely completion of the Contemplated Transactions, including any action to, directly or indirectly, through any of its subsidiaries or its or their Representatives: (a) solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Augusta or any of its subsidiaries or entering into any Contract) the initiation of any inquiries, offers or proposals regarding an Acquisition Proposal; provided that, for greater certainty, Augusta may advise any person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Augusta Board of Directors has so determined; (b) engage or participate in or otherwise facilitate any discussions or negotiations with, or provide any information to any person regarding, an Acquisition Proposal; (c) withdraw, modify or qualify (or propose to do so), in a manner adverse to the Offeror, the approval or recommendation of the Augusta Board of Directors of the Offer or the Support Agreement; (d) approve or recommend or remain neutral or propose publicly to approve or recommend or remain neutral with respect to any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) business days following the public announcement of such Acquisition Proposal shall not be considered to be in violation of the Support Agreement), or (e) accept, recommend, approve or enter into any letter of intent, agreement in principle, agreement, understanding or arrangement in respect of an Acquisition Proposal or providing for the payment of any break, termination or other fees or expenses to any person in the event that Augusta completes the transactions contemplated in the Support Agreement or any other transaction with the Offeror or any of its affiliates agreed to prior to any termination of the Support Agreement, whether formal or informal.

The Support Agreement defines an “Acquisition Proposal” as any inquiry, proposal or offer (written or oral) relating to any of the following (i) any merger, consolidation, amalgamation, take-over bid, tender offer, exchange offer, share exchange, arrangement, reorganization, recapitalization or other business combination, liquidation, dissolution or winding-up, directly or indirectly, involving Augusta or any of its subsidiaries whose assets, taken together, represent 20% or more of the assets of Augusta and its subsidiaries, taken as a whole, (ii) any sale, direct or indirect, whether in a single transaction or a series of transactions, of assets representing 20% or more of the assets of Augusta and its subsidiaries, taken as a whole (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets representing 20% or more of the assets of Augusta and its subsidiaries, taken as a whole in a single transaction or a series of related transactions), (iii) any issuance, sale or acquisition, direct or indirect, whether in a single transaction or a series of transactions, of beneficial ownership of securities of Augusta or any of its subsidiaries, or rights or interests therein or thereto, representing in the aggregate 20% or more of the voting or equity securities of Augusta (in terms of number of shares or voting power) or any of its subsidiaries representing in the aggregate 20% or more of the assets of Augusta and its subsidiaries, taken as a whole, (iv) any transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Contemplated Transactions, or (v) any inquiry, proposal or offer to, or public announcement of an intention to, do any of the foregoing, in each case excluding the Contemplated Transactions contemplated by the Support Agreement.

Augusta has agreed to, as soon as practicable and in any event within 24 hours following receipt thereof, notify the Offeror, at first orally and then as soon as possible thereafter within such 24 hour period in writing, of any inquiry, proposal or offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Augusta or for access to properties, books and records or a list of the Augusta Shareholders or other Augusta Securityholders of which Augusta, its subsidiaries, or its or their Representatives are or become aware, or any amendments to the foregoing. Such notice shall include the material terms and conditions of, and the identity of the person making, any inquiry, proposal or offer (including any amendment thereto), and shall include, in the case of a proposal or offer, copies of any such proposal or offer or any amendment to any of the foregoing. Augusta has agreed to keep the Offeror informed of the status, including any change to the material terms, of any such proposal or offer or any amendment to the foregoing, and will respond promptly to all reasonable inquiries by the Offeror with respect thereto.

Augusta has agreed to ensure that its subsidiaries and its and their Representatives, are aware of, and agree to be bound by, the non-solicitation provisions of the Support Agreement and Augusta shall be responsible for any breach by such persons.

Superior Proposals, Right to Match, etc.

Augusta has agreed that, subject to the provisions of the Support Agreement, it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted under the Support Agreement) and/or withdraw, modify or qualify its approval or recommendation in respect of the Offer and recommend or approve the Acquisition Proposal, unless: (a) the Augusta Board of Directors has determined that the Acquisition Proposal constitutes a Superior Proposal; (b) Augusta has complied with its obligations under the Support Agreement and has provided the Offeror with a copy of the Acquisition Proposal (including, if applicable, a copy of any proposed agreement relating to such Acquisition Proposal); (c) a period (the “Response Period”) of five (5) business days shall have elapsed from the later of (i) the date on which the Offeror received written notice from the Augusta Board of Directors that the Augusta Board of Directors determined, subject to compliance with the non-solicitation provisions of the Support Agreement, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal, and (ii) the date the Offeror received a copy of such Acquisition Proposal; (d) after the Response Period, the Augusta Board of Directors has determined in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal continues to constitute a Superior Proposal; and (e) Augusta concurrently terminates the Support Agreement pursuant to its terms and pays to the Offeror the Termination Payment (defined below).

The Support Agreement defines a “Superior Proposal” as an unsolicited bona fide written Acquisition Proposal: (a) that would, directly or indirectly, result in the acquisition of all of the outstanding Augusta Shares (other than Augusta Shares owned by the person making the Acquisition Proposal and its affiliates) or all or substantially all of the consolidated assets of Augusta and its subsidiaries; (b) that did not result from a breach of the non-solicitation provisions of the Support Agreement; (c) that complies with all applicable Securities Laws; (d) that the Augusta Board of Directors determined in good faith (after receipt of advice from its external financial and legal advisors) is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; (e) is not subject to a financing condition and, if the consideration is being funded through borrowed monies, the Augusta Board of Directors is satisfied (after receipt of advice from its external financial and legal advisors) that the possibility is remote that the person making the Acquisition Proposal will be unable to pay for all of the Augusta Shares (other than Augusta Shares owned by the person making the Acquisition Proposal and its affiliates) or all or substantially all of the consolidated assets of Augusta and its subsidiaries as contemplated by the Acquisition Proposal; (f) that is not subject to any due diligence and/or access condition; (g) that is available to all of the Augusta Shareholders (other than the person making the Acquisition Proposal and its affiliates) on the same terms and conditions; (h) in respect of which the Augusta Board of Directors has determined in good faith (after receipt of advice from its external financial and legal advisors) that such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), reasonably be expected to result in a transaction more favourable to the Augusta Shareholders (other than the Offeror and its affiliates), from a financial point of view, than the Offer (including any adjustment to the terms and conditions of the Offer proposed by the Offeror pursuant to the non-solicitation provisions of the Support Agreement); and (i) is not subject, either by the terms of the Acquisition Proposal or by virtue of any applicable Law, to any requirement that any approval of the shareholders of the person making the Acquisition Proposal be obtained.

During the Response Period, the Offeror will have the right, but not the obligation, to offer to amend the terms of the Support Agreement and the Offer. The Augusta Board of Directors will review any proposal by the Offeror to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties whether the Offer as it is proposed by the Offeror to be amended would, upon acceptance by Augusta, result in the Acquisition Proposal ceasing to be a Superior Proposal compared to the proposed amended Offer. If the Augusta Board of Directors does so determine, the Augusta Board of Directors will cause Augusta to promptly enter into an amendment to the Support Agreement reflecting the amended Offer.

The Augusta Board of Directors shall promptly (and in any event within three business days) reaffirm its recommendation of the Offer by news release after the Augusta Board of Directors determines that the proposed amendment to the Contemplated Transactions and the Offer would result in an Acquisition Proposal that was publicly announced not being a Superior Proposal and the Offeror has so amended the terms of the Support Agreement.

Augusta Board of Directors

Augusta acknowledges that, promptly upon the take-up and payment by the Offeror pursuant to the Offer of such number of Augusta Shares which, together with Augusta Shares already owned by the Offeror, represent in excess of 50% of the then outstanding Augusta Shares plus one Augusta Share and from time to time thereafter, the Offeror shall be entitled to designate such number of directors of the Augusta Board of Directors, proportionate to the percentage of Augusta Shares owned by the Offeror and Augusta shall not frustrate the attempts of the Offeror to do so and covenants to co-operate with the Offeror, subject to applicable Law, to enable the designees of the Offeror to be elected or appointed to the Augusta Board of Directors, and to constitute such proportionate representation on the Augusta Board of Directors, which for greater certainty, will be a majority of the Augusta Board of Directors, including, without limitation, at the request of the Offeror, by using its best efforts to increase the size of the Augusta Board of Directors and reasonable commercial efforts to secure the resignations of such directors as the Offeror may request.

Termination of the Support Agreement

The Support Agreement may be terminated prior to the time that the Offeror shall have first taken up, acquired ownership of and paid for Augusta Shares pursuant to the Offer or in the following circumstances: (a) by mutual written consent of the Offeror and Augusta; (b) by the Offeror by written notice to Augusta if any condition to the amending of the Original Offer has not been satisfied or waived by the Offeror, in its sole discretion, at or before the Latest Mailing Time, except where failure to satisfy such condition is, in whole or in part, a result of a default by the Offeror of its obligations pursuant to the Support Agreement;

(c) by the Offeror by written notice to Augusta at any time if: (i) Augusta is in default of certain covenants or obligations relating to the non-solicitation provisions, Shareholder Rights Plan and access to information provisions of the Support Agreement; (ii) Augusta has breached any other covenant or obligation under the Support Agreement except for breaches that neither individually nor in the aggregate, result or could reasonably be expected to result, in a Material Adverse Change; or (iii) any representation or warranty of Augusta: (A) that is qualified by reference to a Material Adverse Change is found to be untrue or incorrect in any respect; or (B) that is not qualified by reference to a Material Adverse Change is found to be untrue or incorrect unless the failure to be true or correct has neither individually nor in the aggregate with other such representations being untrue or incorrect caused or reasonably may be expected to cause, a Material Adverse Change; provided that in each case, such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date which is five (5) business days from the date of written notice of such breach or failure and the business day prior to the Expiry Date; (d) by the Offeror by written notice to Augusta if the Augusta Board of Directors fails to publicly recommend the Offer in accordance with the terms of the Support Agreement or reaffirm its approval of the Offer within three (3) business days of any written request by the Offeror (or, in the event that the Offer shall be scheduled to expire within such three (3) business day period, prior to the scheduled expiry of the Offer); (e) by the Offeror by written notice to Augusta if the Augusta Board of Directors or any committee thereof withdraws, amends or modifies in any manner adverse to the Offeror or the Augusta Board of Directors fails to publicly recommend or reaffirm its approval of the Offer and recommendation that Shareholders tender all of the Augusta Shares under the Offer within three (3) business days of (i) the public announcement of any Acquisition Proposal which the Augusta Board of Directors has determined is not a Superior Proposal or (ii) the written request by the Offeror that the Augusta Board of Directors make such a recommendation or reaffirmation; (f) by the Offeror by written notice to Augusta if Augusta fails to take any action required under the Support Agreement with respect to the Shareholder Rights Plan to defer the Separation Time, waive the application of the Shareholder Rights Plan to the Contemplated Transactions or to allow the timely completion of any of the Contemplated Transactions; (g) by Augusta by written notice to the Offeror at any time if any representation or warranty of the Offeror under the Support Agreement: (i) that is qualified by reference to an Offeror Material Adverse Change is found to be untrue or incorrect in any respect; or (ii) that is not qualified by reference to an Offeror Material Adverse Change is found to be untrue or incorrect unless the failure to be true or correct has neither individually nor in the aggregate with other such representations being untrue or incorrect caused or reasonably may be expected to cause, an Offeror Material Adverse Change; (h) by Augusta by written notice to the Offeror if: (A) the Offeror has not mailed the this Notice of Variation and Extension by the Latest Mailing Time except where such failure is attributable, in whole or in part, to a default by Augusta; or (B) the Offer (or any amendment thereto other than as permitted hereunder or any amendment thereof that has been mutually agreed to by Augusta and the Offeror) does not conform in all material respects with the Support Agreement or any amendment thereof that has been mutually agreed to by Augusta and the Offeror and such non conformity is not cured within five (5) business days from the date of written notice to that effect from Augusta; (i) by Augusta by written notice to the Offeror in order to accept, approve, recommend or enter into a binding written agreement with respect to a Superior Proposal; (j) by Augusta or the Offeror Party by written notice to the other of them if the Expiry Date does not occur on or prior to the Outside Date, provided that the failure of the Expiry Date to so occur is not attributable, in whole or in part, to a breach of a representation, warranty or covenant by the party terminating the Support Agreement (however, Augusta may only terminate if the Offeror has not waived the unsatisfied conditions and publicly announced its intention to take up and pay for Augusta Shares that have been deposited pursuant to the Offer); (k) by either Augusta or the Offeror by written notice to the other if the Offer terminates, expires or is withdrawn at the Expiry Time without the Offeror taking up and paying for any of the Augusta Shares as a result of the failure of any condition to the Offer to be satisfied or waived, unless the failure of such condition shall be attributable, in whole or in part, to the failure of the party seeking to terminate the Support Agreement to perform the obligations required to be performed by it under the Support Agreement; or (l) by either Augusta or the Offeror by written notice to the other if any Law in force in Canada or the United States (other than a judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority resulting from action inconsistent with the Support Agreement) makes the completion of the Offer or the Contemplated Transactions illegal or otherwise prohibited.

Termination Payment and Expense Reimbursement

The Offeror shall be entitled to a cash termination payment (the “Termination Payment”) in an amount equal to $20,000,000 upon the occurrence of any of the following events (each a “Termination Payment Event”), which shall be paid by Augusta within the time specified in respect of any such Termination Payment Event: (x) the Offeror shall have terminated the Support Agreement pursuant to (c)(i) above (material breach or default by Augusta), (d) above (failure to re-affirm), (e) above (change in or failure to make recommendation) or (f) above (failure to act under the Shareholder Rights Plan), in which case the Termination Payment shall be paid by 4:00 pm (Toronto time) on the day on which the Support Agreement is terminated; (y) Augusta proposes to terminate the Support Agreement pursuant to (i) above (acceptance of Superior Proposal), in which case Augusta shall pay the Offeror the Termination Payment prior to accepting, recommending or approving the Superior Proposal or entering into of any agreement (other than a confidentiality agreement permitted by the Support Agreement) relating to a Superior Proposal; or (z) on or after the date of the Support Agreement and prior to the Expiry Time an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal, and such Acquisition Proposal has not expired, been withdrawn or been publicly abandoned, and either: (A) an Acquisition Proposal is completed within 12 months following the later of (I) the date the Support Agreement is terminated and (II) the Effective Time, in which case the Termination Payment shall be paid to the Offeror concurrently with the completion of such Acquisition Proposal; or (B) an agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by the Support Agreement) is entered into by Augusta within 12 months following the later of (I) the date the Support Agreement is terminated and (II) the Effective Time, and such Acquisition Proposal is completed at any time after the date of the Support Agreement, in which case the Termination Payment shall be paid to the Offeror concurrently with the completion of such Acquisition Proposal.

Unless the Termination Payment is paid, the Offeror shall be entitled to an expense reimbursement payment of $5,500,000 (the “Expense Reimbursement”) if the Support Agreement is terminated pursuant to (c)(ii) above (breach of non-material covenants) or (c)(iii) above (breach of representations)  in which case the Expense Reimbursement shall be paid to the Offeror by 4:00 p.m. (Toronto time) on the day on which the Support Agreement is terminated. If the Expense Reimbursement payment has been made and a Termination Payment subsequently becomes payable, the Termination Payment shall be reduced by the amount of any such Expense Reimbursement payment.

Representations and Warranties

The Support Agreement contains customary representations and warranties of the Offeror and Augusta relating to, among other things: corporate authorization, capitalization and enforceability of the Support Agreement. The representations and warranties of each of Augusta and the Offeror also address various matters relating to the business, operations and properties of each and subsidiaries of each, including, among other things: capitalization; public filings; accuracy of financial statements; liabilities and indebtedness; books and records; absence of certain changes or events; litigation; compliance with Laws; employment matters; tax matters; material contracts; related party transactions; mineral resources; mineral rights; permits; disclosure controls and procedures; internal controls; reporting issuer status and anti-corruption laws.

Conduct of Business

Augusta has covenanted and agreed that, during the period from the date of the Support Agreement until such time as designees of the Offeror representing at least a majority of the directors on the Augusta Board of Directors shall have been appointed to the Augusta Board of Directors, unless the Offeror shall otherwise expressly consent in writing (such consent not to be unreasonably withheld, delayed or conditioned) or as expressly permitted or specifically contemplated by the Support Agreement or required by Law, the business of Augusta shall be conducted only, and Augusta shall not take any action except, in the ordinary course of business and Augusta shall, and shall cause its subsidiaries and its and their Representatives, to use commercially reasonable efforts to maintain and preserve its business organization and goodwill and assets (including Augusta Mineral Rights, to keep available the services of its directors, officers and employees, to maintain satisfactory relationships with suppliers, distributors, customers, employees and others having key business relationships with them; and shall not make any material change in the business, assets, liabilities, operations, capital or affairs of Augusta or its subsidiaries other than changes in the ordinary course of business. Without limiting the generality of the foregoing, Augusta has also agreed that it shall not, directly or indirectly, do or permit to occur, certain actions specified in the Support Agreement. Among other things, Augusta shall not: (a) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership or other business organization or division thereof or any property or asset, or make any investment either by the purchase of securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer, or purchase of any property or enter into or extend any option to acquire, or exercise an option to acquire, any property or assets of any other person, if any of the foregoing would individually or in the aggregate, have a value in excess of $5,000,000; (b) make or commit to make capital expenditures that, are, in the aggregate, in excess of $5,000,000; or (c) pledge, lease, license or cause or permit any material Liens to be created on any Augusta Mineral Rights or assets which, individually or in the aggregate, have a value in excess of $5,000,000 or sell or dispose of any material Augusta Mineral Rights.

Each of the Offeror and Augusta has also agreed to promptly notify the other if it becomes aware that this Notice of Variation and Extension, the Directors’ Circular, an application for an order, any registration, consent, circular or approval, or any other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement thereto; and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be reasonably likely to (A) cause any of the representations or warranties of any party contained in the Support Agreement to be untrue or inaccurate in any material respect; or (B) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either party prior to the  Expiry Time or the time that the Offeror first takes up, acquires ownership of and pays for Augusta Shares pursuant to the Offer, as applicable.

Other Covenants

Augusta and the Offeror each have agreed to a number of mutual covenants, including to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Contemplated Transactions and to cooperate with each other in connection with their respective obligations under the Support Agreement, including using commercially reasonable efforts: (a) to obtain all necessary or advisable consents, approvals and authorizations as are required or advisable to be obtained under applicable Law, including, without limitation, under the rules of the NYSE and the TSX and, in the case of the Offeror to list the Hudbay Shares issuable pursuant to the Offer and pursuant to the exercise of the Hudbay Warrants on the NYSE and the TSX, and to list the Hudbay Warrants on the TSX; (b) to defend all lawsuits or other legal proceedings challenging the Support Agreement or the consummation of the Contemplated Transactions; (c) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Contemplated Transactions; (d) to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the Contemplated Transactions; (e) to effect all necessary filings and submissions as are required or advisable to obtain Competition Act Approval; (f) to settle the Warrant Indenture providing for the issuance of the Warrants in a form satisfactory to each of the Parties, acting reasonably; (g) to execute and deliver such documents as the other party may reasonably require; and (h) to fulfil all conditions within its power and satisfy all provisions of the Support Agreement, the Offer and the Contemplated Transactions.

Directors’ and Officers’ Insurance and Indemnification

The Offeror agreed that for the period from the date that the Offeror first takes up, acquires ownership of and pays for Augusta Shares pursuant to the Offer until six years after that date, the Offeror will cause Augusta or any successor to Augusta (including the successor resulting from the winding-up or liquidation or dissolution of Augusta) to maintain Augusta’s current directors’ and officers’ insurance policy or an equivalent policy, on a “trailing” or “run-off” basis, subject in either case to terms and conditions no less advantageous to the directors and officers of Augusta than those contained in the policy in effect on the date of the Support Agreement, for all present and former directors and officers of Augusta, covering claims made prior to or within six years after the date that the Offeror first takes up, acquires ownership of and pays for Augusta Shares pursuant to the Offer; provided, however, that neither Augusta nor the Offeror shall be required, in order to maintain such directors’ and officers’ insurance policy, to pay an annual premium in excess of 200% of the annual cost (the “Current Premia”) of the existing policies; and provided further that, if equivalent coverage cannot be obtained or can only be obtained by paying an annual premium in excess of 200% of the Current Premia, Augusta and the Offeror shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of the Current Premia. Furthermore, prior to the date that the Offeror first takes up, acquires ownership of and pays for Augusta Shares pursuant to the Offer, Augusta may, in the alternative, purchase pre-paid non-cancellable run off directors’ and officers’ liability insurance for a period of up to six years from the date that the Offeror first takes up, acquires ownership of and pays for Augusta Shares pursuant to the Offer providing such coverage for such persons on terms comparable to those contained in the current insurance policies and at a cost that does not exceed 200% of the Current Premia.

Outstanding Options, RSUs, Restricted Shares

The Augusta Board of Directors agreed in the Support Agreement to resolve to permit the exercise or surrender (including on a cashless basis) of all Augusta Share Options conditional upon, and immediately prior to, the Offeror first taking up Augusta Shares under the Offer and to further resolve that (i) all Augusta Share Options contemplated in section 13(a) of the Augusta Stock Option Plan shall become immediately exercisable and (b) all Augusta Share Options contemplated in section 13(b) of the Augusta Stock Option Plan shall be surrendered to Augusta and cancelled in consideration for an amount in cash equal to the fair value of such Augusta Share Options, as calculated in accordance with the Augusta Stock Option Plan.

The Augusta Board of Directors also agreed to resolve to accelerate vesting of all of the RSUs and Restricted Shares, and to satisfy the obligations to the holders of the RSUs with Augusta Shares, and to permit the exercise of all RSUs and the deposit of all Augusta Shares in respect of the outstanding RSUs and Restricted Shares conditional upon, and immediately prior to, the Offeror first taking up Augusta Shares under the Offer.

Under the Support Agreement, the Offeror acknowledged and agreed that (i) holders of Augusta Share Options and RSUs will be permitted to tender Augusta Shares issuable upon the exercise or vesting thereof to the Offer in a manner acceptable to the Offeror, acting reasonably, conditional upon, and immediately prior to, the Offeror first taking up Augusta Shares under the Offer, and (ii) all Augusta Shares that are to be issued pursuant to any such conditional exercise, surrender and vesting shall be accepted as validly tendered under the Offer, provided that the holders of such Augusta Share Options and/or RSUs otherwise validly accept the Offer in accordance with its terms with respect to such Augusta Shares. On the conditional exercise, surrender or vesting of Augusta Share Options or RSUs, including on a cashless basis in accordance with the provisions of the applicable plan, provided that the Augusta Shares acquired on such conditional exercise, surrender or vesting are tendered to the Offer, the holder shall direct the Offeror in writing (in a form acceptable to the Offeror, acting reasonably) to pay to Augusta from the consideration received for such deposited Augusta Shares otherwise payable to the Augusta Share Option or RSU holder for remittance to the relevant tax authority an amount, if any (the “Withholding Amount”), sufficient to satisfy all applicable income tax and other source deductions arising on the exercise of the Augusta Share Options or the vesting of the RSUs.  The Withholding Amount shall be determined by Augusta provided that Augusta shall consult with the Offeror with respect to the manner in which Withholding Amounts are to be determined. If Hudbay Shares or Hudbay Warrants received as consideration under the Offer are to be sold in the market for purposes of satisfying the Withholding Amount, the holder of the relevant Augusta Share Options and RSUs must deliver an acknowledgement to the Offeror and Augusta that neither has any liability in respect of the sale process.

“Contemplated Transactions” means the Offer and the consummation of the transactions contemplated in the Support Agreement, including the Offer, the take-up of Augusta Shares under the Offer and any Subsequent Acquisition Transaction.

Lock-up Agreement

Under the Lock-up Agreements, the Lock-up Parties have agreed to deposit or cause to be deposited to the Offer all of their Augusta Shares (including Augusta Shares acquired upon the exercise, exchange or conversion of Convertible Securities). The Lock-up Parties currently hold an aggregate of 43,509,405 Augusta Shares. Upon the exercise, exchange or conversion of the Convertible Securities held by the Lock-up Parties into Augusta Shares, the aggregate Augusta Shares held by the Lock-up Parties will represent approximately 33% of the Augusta Shares (on a fully diluted basis). The following is a summary of certain provisions of the Lock-up Agreements. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the form of Lock-up Agreement filed by the Offeror with Canadian and U.S. securities regulatory authorities and available on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively. All capitalized terms used in this summary and not otherwise defined in this Notice of Variation and Extension or the Original Offer and Circular have the meanings ascribed to them in the Lock-up Agreements.

Deposit of Augusta Shares

Under the terms of the Lock-up Agreements, each Lock-up Party has agreed to:

(a)                       exercise, convert, or exchange, or surrender, all of the Augusta Share Options, RSUs and Restricted Shares constituting Subject Securities in sufficient time to tender or cause to be tendered the applicable Augusta Shares that are issued in connection with such exercise, conversion or exchange to the Offer in accordance with paragraph (c) below;

(b)                       if the Lock-up Party holds, directly or indirectly, or controls Notes, the Lock-up Party shall convert or cause to be converted such Notes into Augusta Shares in sufficient time to tender or cause to be tendered such Augusta Shares to the Offer in accordance with paragraph (c) below;

(c)                        accept the Offer and deposit or cause to be deposited with the Depositary under the Offer, all of the Subject Securities that are Augusta Shares as soon as practicable and in any event not later than five days prior to the Effective Time, together with all duly completed and executed Letters of Transmittal (as applicable) and such other documents or instruments as may be required in connection with such deposit, and not withdraw or take any action to withdraw (including giving any instructions to a broker or other person (as such terms is defined in the Securities Act (Ontario)) not to tender or to so withdraw) such deposited Subject Securities except in accordance with the Lock-up Agreement; and

(d)                       if the Offeror is seeking approval of its shareholders for the issuance of Hudbay Shares upon exercise of the Hudbay Warrants and the Lock-up Party then holds or has the right to direct the voting of any Hudbay Shares as of the record date of the applicable meeting of Hudbay shareholders, the Lock-up Party shall vote (or cause to be voted) its Hudbay Shares in favour of such approval.

Agreements of the Lock-up Parties

Each Lock-up Party has agreed that until the termination of the Lock-up Agreement, subject to certain exceptions for personal planning, the Lock-up Party will (a) not solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Augusta or any of its subsidiaries or entering into any Contract) the initiation of any inquiries, offers or proposals regarding an Acquisition Proposal; (b) not engage or participate in or otherwise knowingly facilitate any discussions or negotiations with, or provide an information to an person regarding, an Acquisition Proposal; (c) not accept, recommend, approve or enter into any letter of intent, agreement in principle, agreement, understanding or arrangement in respect of an Acquisition Proposal; (d)

immediately cease and cause to be terminated any existing solicitation, encouragement discussion or negotiation with any person (other than the Offeror or its Representatives) with respect to any potential Acquisition Proposal, whether or not initiated by Augusta; (e) as soon as practicable and in any event within 24 hours following receipt by the Lock-up Party thereof (in his, her or its capacity as a securityholder of Augusta) notify the Offeror, at first orally and then as soon as possible thereafter within such 24 hour period in writing, of any inquiry, proposal or offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Augusta, or any amendments to the foregoing; and such notice shall include the material terms and conditions of, and the identity of the person making, any inquiry, proposal or offer (including any amendment thereto), and shall include, in the case of a proposal or offer, copies of any such proposal or offer or any amendment to any of the foregoing; and shall keep the Offeror promptly and reasonably informed of the status, including any change to the material terms, of any such proposal or offer or any amendment to the foregoing, and will respond promptly to all reasonable inquiries by the Offeror with respect thereto; (f) not, directly or indirectly, option, sell, transfer, pledge, encumber, grant any encumbrance on, security interest in or right in respect of, or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing, except pursuant to the Offer; (g) not, directly or indirectly, acquire or dispose of any securities in the capital of Augusta except pursuant to the Offer, and notify the Offeror in writing forthwith of the details of any such acquisition or disposition; (h) immediately revoke any proxy, power of attorney or other right to vote the Subject Securities granted on or prior to the date of the Lock-up Agreement, and not, directly or indirectly, grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Augusta Shareholders or give consent or approval of any kind with respect to any of the Subject Securities; (i) not, directly or indirectly, vote or cause to be voted any of the Subject Securities in respect of any proposed action by Augusta or its securityholders or affiliates or any other person or take any other action that might reasonably be anticipated to prevent or delay the completion of the Offer or any other transaction contemplated by the Offer or the Lock-up Agreement; (j) not take any action of any kind, directly or indirectly, that may cause the representations or warranties of the Lock-up Party under the Lock-up Agreement to be untrue; and (k) not exercise any rights of dissent provided under applicable laws or otherwise in connection with the Offer.

Fiduciary Duties of Directors and Officers of Augusta

Pursuant to the terms of the Lock-up Agreements, the Offeror has acknowledged that if the Lock-up Party is also a director and/or officer of Augusta, the Lock-up Party is bound under the Lock-up Agreement solely as a securityholder of Augusta, and that the provisions of the Lock-up Agreement do not bind the Lock-up Party in his or her capacity as a director or officer of Augusta.

Termination

A Lock-up Agreement may be terminated by notice in writing (a) at any time by mutual consent of the Offeror and the Lock-up Party; (b) by the Offeror if: (i) any representation or warranty of the Lock-up Party in the Lock-up Agreement is or becomes untrue or incorrect in any material respect; (ii) the Lock-up Party has not materially complied with its covenants to the Offeror contained in the Lock-up Agreement; or (iii) the Support Agreement is terminated in accordance with its terms; (c) by the Lock-up Party if: (i) the Offeror does not take up and pay for the Augusta Shares deposited under the Offer in accordance with the terms of the Offer; or (ii) the Support Agreement is terminated in accordance with its terms.

The following definitions are added to the “Glossary” section of the Original Offer and Circular (in each case, in alphabetical order in relation to the other defined terms set out therein):

“Lock-up Agreements” means the agreements the Offeror entered into with the Lock-up Parties pursuant to which, among other things, the Lock-up Parties have agreed to tender to the Offer all of the issued and outstanding Augusta Shares owned or controlled by them (including Augusta Shares issuable on the exercise of Convertible Securities and other convertible instruments).

“Lock-up Party” means, collectively, Richard W. Warke, Gilmour Clausen, Timothy C. Baker, Lenard F. Boggio, W. Durand (Randy) Eppler, Christopher M.H. Jennings, Robert P. Pirooz, Robert P. Wares, Rodney O. Pace, Joseph M. Longpré, James A. Sturgess, Katherine A. Arnold, Letitia Cornacchia (Wong), Gordon Jang, Charles J. Magolske, Lance C. Newman, Purni Parikh, Mark G. Stevens, Ross Beaty, the estate of Donald B. Clark, Diamond Hill Investment Corp., and Front Street Capital.

6.                                      Changes to Risk Factors

The third line of the first paragraph under the heading “Risk Factors” is hereby amended by adding the  words “and Hudbay Warrants” after the words “associated with the Hudbay Shares”.

The following paragraphs are added to Section 23 of the Original Offer and Circular immediately above the heading “The development of the Rosemont Project may not occur as planned”:

The Hudbay Warrants may not have any value.

The Hudbay Warrants are “European style warrants” and are exercisable only on July 20, 2018 (or such later date to which expiry of the Hudbay Warrants may be extended by the Offeror in accordance with the terms of the Warrant Indenture). The Hudbay Warrants may be exercised in accordance with the terms of the Warrant Indenture only on the Warrant Expiry Date.

The Exercise Price does not necessarily bear any relationship to established criteria for valuation of the Hudbay Shares, such as book value per Hudbay Share, cash flows, or earnings, and the Exercise Price should not be considered as an indication of the current or future market price of Hudbay Shares. There can be no assurance that the market price of Hudbay Shares will exceed the Exercise Price at any time or on the Warrant Expiry Date. If the market price of Hudbay Shares does not exceed the Exercise Price on the Warrant Expiry Date, the Hudbay Warrants will be of no value.

An active trading market for the Hudbay Warrants may not develop.

Prior to the Offer, there has been no public market for the Hudbay Warrants. The Offeror has applied to list the Hudbay Warrants on the TSX. Such listing will be subject to the Offeror fulfilling all of the listing requirements of the TSX. If the Hudbay Warrants are approved for listing on the TSX, there can be no assurance an active trading market for the Hudbay Warrants may develop or be sustained. If an active market for the Hudbay Warrants does not develop, it may be difficult for a holder of the Hudbay Warrants to sell the Hudbay Warrants without depressing the market price for such securities.

Holders of Hudbay Warrants will have no rights as a shareholder of the Offeror until such holders exercise their Hudbay Warrants and acquire Hudbay Shares.

Until holders of Hudbay Warrants acquire Hudbay Shares upon exercise of the Hudbay Warrants, the holders will have no rights with respect to the Hudbay Shares underlying such Hudbay Warrants. Upon the acquisition of Hudbay Shares upon exercise of the Hudbay Warrants, the holders thereof will be entitled to exercise the rights of a shareholder of the Offeror only as to matters for which the record date for the matter occurs after the exercise date of the Hudbay Warrants.

Adjustments to the Exercise Price of the Hudbay Warrants, or to the number of Hudbay Shares for which the Hudbay Warrants are exercisable, following certain events may not fully compensate holders of Hudbay Warrants for the value they would have received if they held the Hudbay Shares underlying the Hudbay Warrants at the time of such events.

The Hudbay Warrants provide for adjustments to the Exercise Price of the Hudbay Warrants and/or the number of Hudbay Shares (or other securities, property or cash) for which the Hudbay Warrants are exercisable following certain events, as described under the heading “Warrant Indenture”. Any adjustment made to the Exercise Price and/or the number of Hudbay Shares for which the Hudbay Warrants are exercisable following such an event may not fully compensate holders of Hudbay Warrants for the value they would have received if they held the Hudbay Shares underlying the Hudbay Warrants at the time of the event.

7.                                      Changes to the Offeror’s Pro Forma Financial Information

That certain table “Summary of Unaudited Pro Forma Consolidated Financial Information of the Offeror” on page 38 of the Original Offer and Circular is hereby deleted and replaced by the following:

Summary of Unaudited Pro Forma Consolidated Financial Information of the Offeror
(in millions of $ except per share information)

	Year ended December 31,	Year ended December 31,	Year ended December 31,
	2013	2013	2013
	100%	33%	51%

Certain Income Statement Data

Revenue	516.8	516.8	516.8

Gross Profit	80.0	80.0	80.0

Results from operating activities	(15.1)	(6.9)	(15.1)

Loss for the year	(108.6)	(103.2)	(108.6)
Loss attributable to owners of the Company	(100.7)	(95.3)	(96.9)
Loss per share (basic and diluted)(1)	(0.47)	(0.53)	(0.51)
Ratio of earnings to fixed charges	(0.7)	(0.7)	(0.7)

	3 months ended	3 months ended	3 months ended
	March 31,	March 31,	March 31,
	2014	2014	2014
	100%	33%	51%

Certain Income Statement Data

Revenue	106.8	106.8	106.8

Gross Profit	10.1	10.1	10.1

Results from operating activities	(19.6)	(16.1)	(19.6)

Loss for the period	(29.9)	(29.7)	(29.9)
Loss attributable to owners of the Company	(29.8)	(29.6)	(28.5)
Loss per share (basic and diluted)(1)	(0.13)	(0.15)	(0.14)
Ratio of earnings to fixed charges	(1.2)	(1.3)	(1.1)

	as at	as at	as at
	March 31,	March 31,	March 31,
	2014	2014	2014
	100%	33%	51%

Certain Balance Sheet Data
Cash and cash equivalents	624.5	747.8	624.5
Property, plant and equipment	3,813.7	2,983.2	3,808.1
Current assets	968.8	1,064.2	968.8
Non-current assets	4,076.2	3,411.7	4,070.7
Total assets	5,045.0	4,475.9	5,039.5
Current liabilities	423.5	419.8	423.5
Long-term debt	856.5	856.5	856.5
Equity	2,254.0	1,923.2	2,275.0

	as at	as at	as at
	March 31,	March 31,	March 31,
	2014	2014	2014
	100%	33%	51%

Certain Balance Sheet Data
Total liabilities and equity	5,045.0	4,475.9	5,039.5

Book value per share	9.9	9.9	11.2

Notes:

(1)           Attributable to owners

That certain table “Consolidated Capitalization” on page 39 of the Original Offer and Circular is hereby deleted and replaced by the following:

Consolidated Capitalization

	(Dollar amount in thousands)
	Actual, March 31, 2014	After giving effect to the last drawdown of equipment financing loan before giving effect to the Offer	After giving effect to the Offer and last drawdown of equipment financing loan(4)		After giving effect to the Offer and last drawdown of equipment financing loan(4)	After giving effect to the Offer and last drawdown of equipment financing loan(4)
			100%		33%	51%

Cash and cash equivalents(1)	$764,001	$764,001	$624,480	(2)	$747,799	$624,480
Debt (including current maturities):
Existing Credit Facilities(2)	—	—	—		—	—
Other secured debt(1), (3)	$57,450	$92,994	$92,994		$92,994	$92,994
Total secured debt	$57,450	$92,994	$92,994		$92,994	$92,994

Total senior unsecured debt	$808,048	$808,048	$808,048		$808,048	$808,048
Long-term debt incurred in Offer (including current portion)(4)	—	—	—		—	—

Total debt	$865,498	$901,042	$901,042		$901,042	$901,042

Equity	$1,856,733	$1,856,733	$1,856,733		$1,856,733	$1,856,733
Shares issued pursuant to the Offer	—	—	$431,119		$82,791	$183,248
Total equity	$1,856,733	$1,856,733	$2,287,852		$1,939,524	$2,039,981

Total capitalization(1)	$2,722,231	$2,757,775	$3,188,894		$2,840,566	$2,941,023

Notes:

(1)                                 Reflects the United States dollar/Canadian dollar closing exchange rate as reported by the Bank of Canada as at March 31, 2014.

(2)                                 As of March 31, 2014, there were no borrowings outstanding under the Credit Facility. As of March 31, 2014, the Offeror had commitments available to be borrowed under its credit facility of US$87 million (based on the maximum availability, equal to the lesser of US$100 million and a borrowing base related to accounts receivable and inventory of the Manitoba business unit); however, borrowing capacity was reduced by $64.1 million of letters of credit outstanding on such date.

(3)                                 Includes the drawn portion of the equipment financing facility for the Constancia mobile fleet which the Offeror has entered into with Cat Financial. Does not include other available credit facilities.

(4)                                 Refer to the unaudited pro forma consolidated financial statements of the Offeror for the three months ended March 31, 2014 attached as Schedules B, D, E to this Offer and Circular for details regarding the assumptions used to calculate the effect of the Offer.

Schedules “B”, “D” and “E” to the Original Offer and Circular are hereby deleted and replaced with the following:

SCHEDULE B

UNAUDITED PRO FORMA FINANCIAL STATEMENT

Hudbay Minerals Inc.

Pro Forma Consolidated Financial Statements
(Unaudited)
March 31, 2014
(expressed in thousands of Canadian dollars)

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet
(Unaudited) As at March 31, 2014

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $	Adjustments $	Note 4	Pro forma consolidated $
		(note 1)

Assets

Current assets
Cash and cash equivalents	764,001	6,635	(146,156)	(b),(c),(f),(k)	624,480
Trade and other receivables	117,336	9,082	—		126,418
Inventories	81,217	—	—		81,217
Prepaid expenses and other current assets	71,533	18,615	—		90,148
Other financial assets — current	6,077	193	—		6,270
Taxes receivable	40,242	—	—		40,242
Total current assets	1,080,406	34,525	(146,156)		968,775

Receivables	61,586	—	—		61,586
Inventories	7,783	—	—		7,783
Prepaid expenses	492	—	—		492
Other financial assets - long-term	144,806	2,086	(78,630)	(g),(h)	68,262
Intangible assets - computer software	13,329	1,521	—		14,850
Property, plant and equipment	2,983,210	332,559	497,905	(d)	3,813,674
Goodwill	74,185	—	—		74,185
Deferred tax assets	35,436	—	—		35,436
Total assets	4,401,233	370,691	273,119		5,045,043

Liabilities

Current liabilities
Trade and other payables	282,933	7,857	—		290,790
Taxes payable	105	—	—		105
Other liabilities	44,692	3,292	—		47,984
Other financial liabilities - current	12,530	117,094	(124,563)	(k)	5,061
Long-term debt	9,028	—	—		9,028
Deferred revenue	70,524	—	—		70,524
Total current liabilities	419,812	128,243	(124,563)		423,492

Other financial liabilities	18,697	7,167	35,342	(a),(e)	61,206
Long-term debt	856,470	6,780	(6,780)	(e)	856,470
Deferred revenue	597,472	—	—		597,472
Provisions	155,156	—	—		155,156
Pension obligations	39,290	—	—		39,290
Other employee benefits	154,786	—	—		154,786
Deferred tax liabilities	302,817	3,233	197,170	(d)	503,220
Total liabilities	2,544,500	145,423	101,169		2,791,092

Shareholders’ Equity

Share capital (note 5)	1,188,217	245,483	185,636	(a),(c),(e),(f),(j)	1,619,336
Reserves	133,680	31,768	(41,340)	(a),(e),(g),(h),(i),(j)	124,108
Retained earnings	535,909	(51,983)	27,654	(a),(b),(h)	511,580

Total equity attributable to Hudbay shareholders	1,857,806	225,268	171,950		2,255,024
Non-controlling interest	(1,073)	—	—		(1,073)
Total equity	1,856,733	225,268	171,950		2,253,951
Total liabilities and shareholders’ equity	4,401,233	370,691	273,119		5,045,043

The accompanying notes are an integral part of these pro forma consolidated financial statements

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet
(Unaudited) For the three months ended March 31, 2014

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $	Adjustments $	Note 4	Pro forma consolidated $
		(note 1)

Revenue	106,779	—	—		106,779

Cost of sales
Mine operating costs	81,283	—	—		81,283
Depreciation and amortization	15,427	—	—		15,427
	96,710	—	—		96,710

Gross profit	10,069	—	—		10,069
Selling and administrative expenses	14,065	3,487	—		17,552
Exploration and evaluation	1,942	26	—		1,968
Other operating income and expenses	3,613	—	—		3,613
Loss on disposal of subsidiary	6,512	—	—		6,512
Results from operating activities	(16,063)	(3,513)	—		(19,576)
Finance income	(780)	(112)	—		(892)
Finance expenses	2,382	122	(122)	(e)	2,382
Other finance losses	6,474	4,475	(4,743)	(e),(h),(i)	6,206
Net finance expense	8,076	4,485	(4,865)		7,696
Loss before tax	(24,139)	(7,998)	4,865		(27,272)
Tax expense (recovery)	3,080	(490)	—		2,590
Loss for the period	(27,219)	(7,508)	4,865		(29,862)

Attributable to
Owners of the Company	(27,129)	(7,508)	4,865		(29,772)
Non-controlling interests	(90)	—	—		(90)

Loss for the period	(27,219)	(7,508)	4,865		(29,862)

Loss per share attributable to owners of the Company
Basic and diluted (note 6)	(0.15)	(0.05)			(0.13)

Weighted average number of common shares outstanding
Basic and diluted (in thousands)	186,032	145,240			227,929

The accompanying notes are an integral part of these pro forma consolidated financial statements

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet
(Unaudited) For the year ended December 31, 2013

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $	Adjustments $	Note 4	Pro forma consolidated $
		(note 1)

Revenue	516,801	—	—		516,801

Cost of sales
Mine operating costs	360,085	—	—		360,085
Depreciation and amortization	76,714	—	—		76,714
	436,799	—	—		436,799

Gross profit	80,002	—	—		80,002
Selling and administrative expenses	39,956	6,737	—		46,693
Exploration and evaluation	23,286	1,493	—		24,779
Other operating income	(913)	—	—		(913)
Other operating expenses	9,197	—	—		9,197
Asset impairment loss	15,356	—	—		15,356
Results from operating activities	(6,880)	(8,230)	—		(15,110)
Finance income	(3,494)	(811)	—		(4,305)
Finance expenses	8,921	249	(206)	(e)	8,964
Other finance losses (gains)	43,697	(826)	(7,181)	(e),(h),(i)	35,690
Net finance expense (income)	49,124	(1,388)	(7,387)		40,349
Loss before tax	(56,004)	(6,842)	7,387		(55,459)
Tax expense (recovery)	53,272	(151)	—		53,121
Loss for the year	(109,276)	(6,691)	7,387		(108,580)

Attributable to
Owners of the Company	(101,359)	(6,691)	7,387		(100,663)
Non-controlling interests	(7,917)	—	—		(7,917)

Loss for the year	(109,276)	(6,691)	7,387		(108,580)

Loss per share attributable to owners of the Company
Basic and diluted (note 6)	(0.59)	(0.05)			(0.47)

Weighted average number of common shares outstanding
Basic and diluted (in thousands)	172,048	144,293			213,945

The accompanying notes are an integral part of these pro forma consolidated financial statements

1.                                      Basis of presentation

The unaudited pro forma consolidated balance sheet of Hudbay Minerals Inc. (the “Company” or “Hudbay”) as at March 31, 2014 and the unaudited pro forma consolidated statements of loss for the three months ended March 31, 2014 and for the year ended December 31, 2013 have been derived by management based on financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), for illustrative purposes only, after giving effect to the proposed acquisition of Augusta Resource Corporation (“Augusta”) by the Company. Adjustments applied are directly attributable to the transaction, factually supportable, and expected to have a continuing impact. Terms not otherwise defined herein have the meanings given thereto in the Company’s offer and take-over bid circular dated February 10, 2014, as previously amended and further amended by the Notice of Variation and Extension dated July 2, 2014.

These unaudited pro forma consolidated financial statements have been compiled as follows:

a)                                     an unaudited pro forma consolidated balance sheet giving effect to the transaction described in note 3, as if the transaction occurred on March 31, 2014 combining:

•                  the unaudited condensed consolidated interim balance sheet of the Company as at March 31, 2014; and,

•                  the unaudited condensed interim consolidated statement of financial position of Augusta as at March 31, 2014.

b)                                     an unaudited pro forma consolidated statement of loss for the three months ended March 31, 2014, which assumes the transaction occurred as of January 1, 2013, combining:

•                  the unaudited condensed consolidated interim income statement of the Company for the three months ended March 31, 2014; and,

•                  the unaudited condensed interim consolidated statement of comprehensive loss of Augusta for the three months ended March 31, 2014.

c)                                      an unaudited pro forma consolidated statement of loss for the year ended December 31, 2013, which assumes the transaction occurred as of January 1, 2013, combining:

•                  the audited consolidated income statement of the Company for the year ended December 31, 2013; and

•                  the audited consolidated statement of comprehensive loss of Augusta for the year ended December 31, 2013.

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation, in all material respects, of the transactions described in notes 3 and 4 in accordance with IFRS, applied on a basis consistent with the Company’s accounting policies. The unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that might be obtained in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Augusta.

Augusta’s financial statements are presented in United States dollars. For the purposes of these unaudited pro forma consolidated financial statements, line items have been translated into Canadian dollars at the following rates:

•                  March 31, 2014 balance sheet at the exchange rate of $1.1053;

•                  March 31, 2014 statement of loss at the average rate for the quarter of $1.1033; and

•                  December 31, 2013 statement of loss at the average rate for the year of $1.0299.

All foreign exchange rates have been obtained from the Bank of Canada website. Unless where otherwise noted, these unaudited pro forma consolidated financial statements and their accompanying notes are presented in Canadian dollars.

Prior to the transaction described in note 3, the Company owned 23,058,585 shares of Augusta, which were recorded on the unaudited condensed interim consolidated balance sheet of the Company as at March 31, 2014 at a fair value of $78,630 (cost of $69,058).

The allocation of the preliminary purchase price to reflect the fair values of the assets acquired and liabilities assumed is based on management’s estimate of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma consolidated balance sheet may be subject to change. For purposes of these pro forma financial statements, the excess of the purchase price over the estimated fair value of the net assets acquired has been allocated to property, plant and equipment. The final purchase price allocations may differ materially from the allocations included herein.

2.                                      Summary of significant accounting policies

These unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of the Company as at December 31, 2013. Management has determined, based on their initial assessment, that certain adjustments are necessary to conform Augusta’s consolidated financial statements to the accounting policies used by the Company in the preparation of its consolidated financial statements:

a)                                     Stock-based compensation - Augusta capitalizes stock-based compensation related to personnel that service their development project to development costs. Hudbay expenses similar charges to various income statement accounts. The amount of the cumulative impact is unknown at the current time.

b)                                     Deposits and prepayments on long-lead equipment - Augusta presents this as a separate financial statement line item. Hudbay groups these assets within prepaid expenses and other current assets. An amount of $12,900 has been reclassified to conform to Hudbay policies.

3.                                      The transaction

Proposed transaction

Hudbay has offered to purchase 100% of the issued and outstanding common shares of Augusta, other than any Augusta Shares held directly or indirectly by Hudbay and its affiliates, including any Augusta Shares that may become issued and outstanding after the date hereof but before the expiry time upon the exercise, exchange or conversion of any convertible securities, together with the associated rights issued under the Shareholder Rights Plan.

The transaction will be accounted for as a business combination with Hudbay identified as the acquirer. A summary of the allocation of the preliminary purchase price to the acquired assets and liabilities assumed is as follows:

$

Preliminary purchase price
Hudbay share consideration (note 4(a(ii)))	431,119
Hudbay warrants issued (note 4(a(iii)))	42,509
Fair value of Augusta options settled in cash (note 4(f))	3,768
Fair value of Augusta warrants settled in cash(note 4(i))	111
Fair value of Augusta shares previously held by Hudbay (note 4(g))	74,741
Total consideration	552,248

The preliminary purchase price has been allocated to the following net assets based on their estimated fair values as of March 31, 2014:

	$	Pro forma presentation $

Assets acquired and liabilities assumed
Cash and cash equivalents (note 4(c),(f),(k))		18,933

Accounts receivable	9,051
Due from related parties	31
Trade and other receivables		9,082
Prepaids and other	5,715
Deposits on long-lead equipment	12,900

Prepaid expenses and other current assets		18,615
Short-term investments	193
Other financial assets - current		193
Restricted funds	427
Other assets	1,659
Other financial assets		2,086

Other assets	1,521
Intangible assets - computer software		1,521

Development costs	209,348
Property, plant and equipment	96,029
Mineral properties	27,182
Property, plant and equipment		332,559

Current liabilities (note 4(k))		(128,243)
Long-term liabilities		—
Deferred tax liabilities		(200,403)
Unallocated purchase price (note 1)		497,905
Total net assets acquired		552,248

The final purchase price and the fair value of the net assets of Augusta to be acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the purchase price, including share consideration, and the fair values of assets acquired and liabilities assumed will vary from those shown above. These differences may be material.

4.                                      Pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements reflect the following assumptions and adjustments to give effect to the acquisition of all of the issued and outstanding common shares of Augusta as described in note 3 as if the transactions had occurred on January 1, 2013 for statement of loss items and March 31, 2014 for balance sheet items. Assumptions relating to the share price of Hudbay or Augusta have used the date of June 20, 2014.

a)                                     i)                                         An adjustment to eliminate the historical equity accounts of Augusta.

ii)                   An adjustment to reflect the issuance of 41,896,881 Hudbay shares in exchange for 133,005,971 common shares of Augusta representing a share exchange ratio of 0.315 Hudbay share to 1 Augusta share. The closing price of Augusta shares on June 20, 2014 was $3.19. Future movements in share prices may impact the assumptions made throughout and as a result the share numbers disclosed within.

iii)                An adjustment to reflect the 22,611,015 warrants issued by Hudbay as additional consideration for the transaction, representing an exchange ratio of 0.17 Hudbay warrant to 1 Augusta share. The warrants have been valued using a Black-Scholes model, using the share price of Hudbay as at June 20, 2014, and the following assumptions: exercise price of $15.00, life of warrants of 4 years, interest rate of 1.31%, dividend yield of 0.19% and volatility rate of 40%.  The warrants are recognized as a liability due to the associated cash redemption option.

b)                                     An adjustment to reflect the transaction costs related to the transaction, including $12,812 of change of control payments and $17,200 in professional fees. Change of control payments comprise of the following: $9,474 for bonus or incentive payments to officers of Augusta, $2,476 for termination of the Augusta Project Financing Mandate, and $862 for termination of Augusta’s involvement in a management services company.

c)                                      On December 16, 2013, Augusta announced that it has closed an additional loan facility for US$26,600 (the “Expanded Loan”) and has drawn down the first tranche of US$3,500. In connection with the Expanded Loan, Augusta paid an arrangement fee of US$1,120 and issued a total of 3,300,000 common share purchase warrants to the lender with an exercise price of US$2.12 per share, subject to amendment if certain conditions are not met. These warrants expire on December 12, 2016.

An adjustment has been reflected for the impact of the exercise of these warrants upon change of control. The impact on the share consideration of the exercise of these warrants is an increase of cash of $7,532 and the issuance of an additional 1,039,500 Hudbay common shares.

d)                                     An adjustment to reflect the fair value of the property, plant and equipment acquired, in excess of the book value and the resulting deferred tax liability, assuming an income tax rate of 39.6%. The applicable tax rate is based on the tax jurisdiction of the asset where it will be recovered through use.

e)                                      Between September 4, 2013 and October 25, 2013, Augusta closed four tranches of a previously announced financing for a total of $10,000 in convertible unsecured notes. The convertible notes and the derivative liability related to the conversion option were recorded on Augusta’s statement of financial position as at March 31, 2014 at $6,780 and $7,167, respectively. An adjustment has been made to reflect the conversion of these notes as they are assumed to be in-the-money using a conversion price range of $2.64 - $2.87. An increase to share capital of $15,570 and an increase in the number of Hudbay shares outstanding of 1,537,495 was recorded. As a result of the derecognition of the convertible notes, a decrease of $1,623 is recorded in contributed surplus.

An adjustment was made to eliminate the gain (loss) for the changes in fair value of the derivative liability recorded by Augusta in its statement of comprehensive loss for the three months ended March 31, 2014 and the year ended December 31, 2013 amounting to $5,075 and ($1,236), respectively.

An adjustment was also made to eliminate the finance costs associated with the convertible notes recorded by Augusta in the statement of comprehensive loss for the three months ended March 31, 2014 and the year ended December 31, 2013 of $122 and $206, respectively.

f)                                       An adjustment to reflect the cash paid by the Company for the fair value of stock options issued by Augusta amounting to $3,768 outstanding as at June 23, 2014 which are estimated to be out of-the-money.

All other options that are estimated to be in-the-money as June 23, 2014, are assumed to be converted into common shares of Augusta, with the corresponding exercise price received as proceeds of $4,766.

g)                                      An adjustment to remeasure the fair value of the Company’s existing investment in Augusta held prior to acquisition of control. This adjustment is recognized under the “Reserves” account in the pro forma consolidated balance sheet. This investment is designated as an available-for-sale investment by Hudbay, carried at fair value and all fair value changes are recognized in other comprehensive income (OCI), except for other than temporary decline in values recognized in the statement of comprehensive loss.

h)                                     An adjustment to eliminate the Company’s existing investment in Augusta as at March 31, 2014 and an adjustment to eliminate the related accumulated fair value gains (losses) in reserves. Correspondingly, recognized fair value changes in the income statement amounting to $8,314 are eliminated for the year ended December 31, 2013.

i)                                         An adjustment of $111 was made to reflect the cash paid for the fair value of warrants issued by Augusta, outstanding as of June 23, 2014. For purposes of pro forma presentation, the warrants issued by Augusta are assumed to be out-of-the money (except for those noted in 4((c) above) and therefore not exercised.

An adjustment was made by the Company to eliminate gain (loss) arising in the three months ended March 31, 2014 and the year ended December 31, 2013 from remeasurement of warrants issued by Augusta recognized in its statement of comprehensive loss of ($332) and $103, respectively.

j)                                        All unvested restricted shares and restricted share units of Augusta are assumed to vest immediately upon completion of the proposed transaction. An adjustment is made for the issuance of the common shares of $1,762.

k)                                     An adjustment to reflect the settlement of the outstanding balance under the “Red Kite” loan agreement held by Augusta, including any accrued interest thereon as at June 23, 2014.

5.                                      Pro forma share capital

	March 31, 2014
	Number of shares (000s)	$
Hudbay’s common shares outstanding	193,008	1,188,217
Hudbay’s common shares issued under the proposed transaction (note 4(a))	41,897	431,119

Pro forma share capital	234,905	1,619,336

6.                                      Pro forma loss per share

For the purposes of the unaudited pro forma consolidated financial statements, the loss per share has been calculated using the weighted average number of shares which would have been outstanding as at the period-end, after giving effect to the transaction described in notes 3 and 4 as if it had occurred on January 1, 2013.

	March 31, 2014	December 31,2013
Actual weighted average number of Hudbay shares outstanding (thousands)	186,032	172,048
Assumed number of Hudbay shares issued to Augusta shareholders (note 4(a)) (thousands)	41,897	41,897
Pro forma weighted average number of Hudbay shares outstanding (thousands)	227,929	213,945

Pro forma loss attributable to owners of the Company (thousands)	$(29,772)	$(100,663)
Pro forma loss per share - basic and diluted	$(0.13)	$(0.47)

SCHEDULE D

UNAUDITED PRO FORMA FINANCIAL STATEMENT

Hudbay Minerals Inc.

Pro Forma Consolidated Financial Statements
(Unaudited)
March 31, 2014
(expressed in thousands of Canadian dollars)

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet
(Unaudited) As at March 31, 2014

(expressed in thousands of Canadian dollars)

	Hudbay $	Adjustments $	Note 4	Pro forma consolidated $
Assets

Current assets
Cash and cash equivalents	764,001	(16,202)	(b),(f)	747,799
Trade and other receivables	117,336	—		117,336
Inventories	81,217	—		81,217
Prepaid expenses and other current assets	71,533	—		71,533
Other financial assets	6,077	—		6,077
Taxes receivable	40,242	—		40,242
Total current assets	1,080,406	(16,202)		1,064,204

Receivables	61586	—		61,586
Inventories	7,783	—		7,783
Prepaid expenses	492	—		492
Investment in Augusta	—	169,463	(a)	169,463
Other financial assets - long-term	144,806	(78,630)	(d)	66,176
Intangible assets - computer software	13,329	—		13,329
Property, plant and equipment	2,983,210	—		2,983,210
Goodwill	74,185	—		74,185
Deferred tax assets	35,436	—		35,436
Total assets	4,401,233	74,631		4,475,864

Liabilities

Current liabilities
Trade and other payables	282,933	—		282,933
Taxes payable	105	—		105
Other liabilities	44,692	—		44,692
Other financial liabilities - current	12,530	—		12,530
Long-term debt	9,028			9,028
Deferred revenue	70,524	—		70,524
Total current liabilities	419,812	—		419,812

Other financial liabilities	18,697	8,163	(a)	26,860
Long-term debt	856,470	—		856,470
Deferred revenue	597,472	—		597,472
Provisions	155,156	—		155,156
Pension obligations	39,290	—		39,290
Other employee benefits	154,786	—		154,786
Deferred tax liabilities	302,817	—		302,817
Total liabilities	2,544,500	8,163		2,552,663

Shareholders’ Equity

Share capital	1,188,217	82,791	(a)	1,271,008
Reserves	133,680	(9,572)	(c),(d)	124,108
Retained earnings	535,909	(6,751)	(b),(c),(f)	529,158

Total equity attributable to Hudbay shareholders	1,857,806	66,468		1,924,274
Non-controlling interests	(1,073)	—		(1,073)
Total equity	1,856,733	66,468		1,923,201
Total liabilities and shareholders’ equity	4,401,233	74,631		4,475,864

The accompanying notes are an integral part of these pro forma consolidated financial statements

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet
(Unaudited) For the three months ended March 31, 2014

(expressed in thousands of Canadian dollars)

	Hudbay $	Adjustments $	Note 4	Pro forma consolidated $

Revenue	106,779	—		106,779

Cost of sales
Mine operating costs	81,283	—		81,283
Depreciation and amortization	15,427	—		15,427
	96,710	—		96,710

Gross profit	10,069	—		10,069
Selling and administrative expenses	14,065	—		14,065
Exploration and evaluation	1,942	—		1,942
Other operating income and expenses	3,613	—		3,613
Loss on disposal of subsidiary	6,512	—		6,512
Results from operating activities	(16,063)	—		(16,063)
Finance income	(780)	—		(780)
Finance expenses	2.382	—		2.382
Other finance losses	6,474	—		6,474
Net finance expense	8,076	—		8,076
Share of investment in Augusta	—	(2,503)	(e)	(2,503)
Loss before tax	(24,139)	(2,503)		(26,642)
Tax expense	3,080	—		3,080
Loss for the period	(27,219)	(2,503)		(29,722)

Attributable to
Owners of the Company	(27,129)	(2,503)		(29,632)
Non-controlling interests	(90)			(90)

Loss for the period	(27,219)	(2,503)		(29,722)

Loss per share attributable to owners of the Company
Basic and diluted (note 6)	(0.15)			(0.15)

Weighted average number of common shares outstanding (thousands)
Basic and diluted (in thousands) (note 6)	186,032			194,078

The accompanying notes are an integral part of these pro forma consolidated financial statements

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet
(Unaudited) For the year ended December 31, 2013

(expressed in thousands of Canadian dollars)

	Hudbay $	Adjustments $	Note 4	Pro forma consolidated $

Revenue	516,801	—		516,801

Cost of sales
Mine operating costs	360,085	—		360,085
Depreciation and amortization	76,714	—		76,714
	436,799	—		436,799

Gross profit	80,002	—		80,002
Selling and administrative expenses	39,956	—		39,956
Exploration and evaluation	23,286	—		23,286
Other operating income	(913)	—		(913)
Other operating expenses	9,197	—		9,197
Asset impairment loss	15,356	—		15,356
Results from operating activities	(6,880)	—		(6,880)
Finance income	(3,494)	—		(3,494)
Finance expenses	8,921			8,921
Other finance losses	43,697	(8,314)	(d)	35,383
Net finance expense	49,124	(8,314)		40,810
Share of investment in Augusta	—	(2,230)	(e)	(2,230)
Loss before tax	(56,004)	6,084		(49,920)
Tax expense	53,272	—		53,272
Loss for the year	(109,276)	6,084		(103,192)

Attributable to
Owners of the Company	(101,359)	6,084		(95,275)
Non-controlling interests	(7,917)	—		(7,917)

Loss for the year	(109,276)	6,084		(103,192)

Loss per share attributable to owners of the Company
Basic and diluted (note 6)	(0.59)			(0.53)

Weighted average number of common shares outstanding
Basic and diluted (in thousands) (note 6)	172,048			180,094

The accompanying notes are an integral part of these pro forma consolidated financial statements

1.                                      Basis of presentation

The unaudited pro forma consolidated balance sheet of Hudbay Minerals Inc. (the “Company” or “Hudbay”) as at March 31, 2014 and the unaudited pro forma consolidated statements of loss for the three months ended March 31, 2014 and for the year ended December 31, 2013 have been derived by management based on financial statements prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”), for illustrative purposes only, after giving effect to the acquisition of a 33% interest in the share capital of Augusta Resource Corporation (“Augusta”) including common shares the Company owned prior to the Take-over Bid Circular, by the Company (note 3). Adjustments applied are directly attributable to the transaction, factually supportable, and expected to have a continuing impact. Terms not otherwise defined herein have the meanings given thereto in the Company’s offer and take-over bid circular dated February 10, 2014, as previously amended and further amended by the Notice of Variation and Extension dated July 2, 2014.

These unaudited pro forma consolidated financial statements have been compiled as follows:

a)                                     an unaudited pro forma consolidated balance sheet giving effect to the transaction described in note 3, which assumes the transaction occurred on March 31, 2014 based on:

•                  the unaudited condensed consolidated interim balance sheet of the Company as at March 31, 2014; and

•                  information derived from the unaudited condensed interim consolidated statement of financial position of Augusta as at March 31, 2014.

b)                                     An unaudited pro forma consolidated statement of loss for the three months ended March 31, 2014, which assumes the transaction occurred as of January 1, 2013, combining:

•                  the unaudited condensed consolidated interim income statement of the Company for the three months ended March 31, 2014; and

•                  information derived from the unaudited condensed consolidated interim statement of comprehensive loss of Augusta for the three months ended March 31, 2014.

c)                                      an unaudited pro forma consolidated statement of loss for the year ended December 31, 2013, which assumes the transaction occurred as of January 1, 2013, based on:

•                  the audited consolidated income statement of the Company for the year ended December 31, 2013; and

•                  information derived from the audited consolidated statement of comprehensive loss of Augusta for the year ended December 31, 2013.

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation, in all material respects, of the transactions described in notes 3 and 4 in accordance with IFRS, applied on a basis consistent with the Company’s accounting policies. The unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that might be obtained in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Augusta.

Augusta’s financial statements are presented in United States dollars. For the purposes of these unaudited pro forma consolidated financial statements, information derived from the Augusta financial statements has been translated into Canadian dollars at the following rates:

•                  March 31, 2014 balance sheet at the exchange rate of $1.1053;

•                  March 31, 2014 statement of loss at the average rate for the quarter of $1.1033; and

•                  December 31, 2013 statement of loss at the average rate for the year of $1.0299.

All foreign exchange rates have been obtained from the Bank of Canada website. Unless where otherwise noted, these unaudited pro forma consolidated financial statements and their accompanying notes are presented in Canadian dollars.

Prior to the transaction described in note 3, the Company owned 23,058,585 shares of Augusta which were recorded on the unaudited condensed interim consolidated balance sheet of the Company at March 31, 2014 at a fair value of $78,630 (cost of $69,058).

The Company assumes it will have significant influence over Augusta subsequent to the proposed transaction. The preliminary purchase price reflects the fair values of the identifiable net assets based on management’s estimate and, accordingly, the adjustments that have been included in the pro forma consolidated balance sheet may be subject to change. The final purchase price may differ materially from the amounts included herein.

2.                                      Summary of significant accounting policies

These unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of the Company as at December 31, 2013. Management has determined, based on their initial assessment, that certain adjustments maybe necessary to conform Augusta’s consolidated financial statements to the accounting policies used by the Company in the preparation of its audited consolidated financial statements:

a)                                     Stock based compensation - Augusta capitalizes stock based compensation related to personnel that service their development project to development costs. Hudbay expenses similar charges to various income statement accounts. The amount of the cumulative impact is unknown at the current time.

3.                                      The transaction

Proposed transaction

These pro forma financial statements have been prepared on the basis consistent with the terms of the Take-over Bid Circular, but under the assumption that Hudbay acquires 33% of the issued and outstanding common shares of Augusta, including any Augusta Shares held directly or indirectly by Hudbay and its affiliates prior to the Take-over Bid Circular.

The transaction will be accounted for as an investment in associate under the equity method. A summary of the preliminary purchase price to the acquired assets and liabilities assumed is as follows:

$
Preliminary purchase price
Hudbay share consideration (note 4(a(i)))	82,791
Hudbay warrant consideration (note 4(a(ii)))	8,163
Fair value of Augusta options settled in cash (note 4(f))	3,768
Fair value of Augusta shares previously held by Hudbay (note 4(c))	74,741
Total consideration	169,463

The final purchase price and the Company’s share of Augusta’s fair value of the identifiable net assets acquired will ultimately be determined at the closing of the transaction. For these pro forma financial statements, the Company assumes that the fair value of net assets acquired is equal to the total consideration paid. It is likely that the purchase price, including share consideration, and the fair values of net assets acquired will vary from those shown above. These differences may be material.

4.                                      Pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements reflect the following assumptions and adjustments to give effect to the acquisition of 33% of the issued and outstanding common shares of Augusta as described in note 3 as if the transactions had occurred on January 1, 2013 for statement of loss items and March 31, 2014 for balance sheet items. Assumptions relating to the share price of Hudbay or Augusta have used the date of June 20, 2014.

a)                                     i)                                         An adjustment to reflect the issuance of 8,045,730 Hudbay shares in exchange for 25,542,000 common shares of Augusta representing a share exchange ratio of 0.315 Hudbay share to 1 Augusta share and an adjustment to recognize the related investment in Augusta. The closing price of Augusta shares on June 20, 2014 was $3.19. Future movements in share prices may impact the share numbers disclosed within.

ii)                               An adjustment to reflect the 4,342,140 warrants issued by Hudbay as additional consideration for the transaction, representing an exchange ratio of 0.17 Hudbay warrant to 1 Augusta share. The warrants have been valued using a Black-Scholes model, using the share price of Hudbay as at June 20, 2014, and the following assumptions: exercise price of $15.00, life of warrant of 4 years, interest rate of 1.31%, dividend yield of 0.19% and volatility rate of 40%.

b)                                     An adjustment to reflect the transaction costs of $17,200 in professional fees.

c)                                      An adjustment to re-measure the fair value of the Company’s existing investment in Augusta held prior to the investment becoming an associate. This adjustment is recognized under the retained earnings account in the pro forma consolidated balance sheet. The investment is designated as an available-for-sale investment by Hudbay, carried at fair value and all fair value changes are recognized in other comprehensive income (OCI), except for declines in values which are significant or prolonged which are recognized in the Company’s consolidated income statement.

d)                                     An adjustment to eliminate the Company’s existing investment in Augusta as at March 31, 2014, previously held as an available for sale investment and an adjustment to eliminate the related accumulated fair value gains (losses) in reserves. Correspondingly, recognized fair value changes in the income statement amounting to $8,314 are eliminated for the year ended December 31, 2013.

e)                                      An adjustment to recognize Hudbay’s proportionate share of Augusta’s loss for the period.

f)                                       As per the Augusta Stock Option Plan, change of control includes as an acquisition of 20% or more of the existing Augusta shares by one party. A pro forma an adjustment is made to reflect the cash paid for the fair value of stock options issued by Augusta amounting to $3,768 outstanding as at June 23, 2014 which are estimated to be out of-the-money.

All other options that are estimated to be in-the-money as June 23, 2014, are assumed to be converted into common shares of Augusta, with the corresponding exercise price received as proceeds of $4,766.

5.                                      Pro forma share capital

	March 31, 2014
	Number of shares (000s)	$
Hudbay’s common shares outstanding	193,008	1,188,217
Hudbay’s common shares issued under the proposed transaction (note 4(a))	8,046	82,791
Pro forma share capital	201,054	1,271,008

6.                                      Pro forma loss per share

For the purposes of the unaudited pro forma consolidated financial statements, the loss per share has been calculated using the weighted average number of shares which would have been outstanding as at the year end, after giving effect to the transaction described in notes 3 and 4 as if it had occurred on January 1, 2013.

	March 31, 2014	December 31, 2013
Actual weighted average number of Hudbay shares outstanding (thousands)	186,032	172,048
Assumed number of Hudbay shares issued to Augusta shareholders (note 4(a)) (thousands)	8,046	8,046
Pro forma weighted average number of Hudbay shares outstanding (thousands)	194,078	180,094
Pro form loss attributable to owners of the Company (thousands)	$(29,632)	$(95,275)
Pro forma loss per share - basic and diluted	$(0.15)	$(0.53)

SCHEDULE E

UNAUDITED PRO FORMA FINANCIAL STATEMENT

Hudbay Minerals Inc.

Pro Forma Consolidated Financial Statements
(Unaudited)
March 31, 2014
(expressed in thousands of Canadian dollars)

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet
(Unaudited) As at March 31, 2014

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $	Adjustments $	Note 4	Pro forma consolidated $
		(note 1)
Assets

Current assets
Cash and cash equivalents	764,001	6,635	(146,156)	(b),(c),(f),(k)	624,480
Trade and other receivables	117,336	9,082	—		126,418
Inventories	81,217	—	—		81,217
Prepaid expenses and other current assets	71,533	18,615	—		90,148
Other financial assets — current	6,077	193	—		6,270
Taxes receivable	40,242	—	—		40,242
Total current assets	1,080,406	34,525	(146,156)		968,775

Receivables	61,586	—	—		61,586
Inventories	7,783	—	—		7,783
Prepaid expenses	492	—	—		492
Other financial assets - long-term	144,806	2,086	(78,630)	(g),(h)	68,262
Intangible assets - computer software	13,329	1,521	—		14,850
Property, plant and equipment	2,983,210	332,559	492,352	(d)	3,808,121
Goodwill	74,185	—	—		74,185
Deferred tax assets	35,436	—	—		35,436
Total assets	4,401,233	370,691	267,566		5,039,490

Liabilities

Current liabilities
Trade and other payables	282,933	7,857	—		290,790
Taxes payable	105	—	—		105
Other liabilities	44,692	3,292	—		47,984
Other financial liabilities - current	12,530	117,094	(124,563)	(k)	5,061
Long-term debt	9,028	—	—		9,028
Deferred revenue	70,524	—	—		70,524
Total current liabilities	419,812	128,243	(124,563)		423,492

Other financial liabilities	18,697	7,167	10,901	(a),(e)	36,765
Long-term debt	856,470	6,780	(6,780)	(e)	856,470
Deferred revenue	597,472	—	—		597,472
Provisions	155,156	—	—		155,156
Pension obligations	39,290	—	—		39,290
Other employee benefits	154,786	—	—		154,786
Deferred tax liabilities	302,817	3,233	194,971	(d)	501,021
Total liabilities	2,544,500	145,423	74,529		2,764,452

Shareholders’ Equity

Share capital (note 5)	1,188,217	245,483	(62,235)	(a),(c),(e),(f),(j)	1,371,465
Reserves	133,680	31,768	(41,340)	(a),(e),(g),(h),(i),(j)	124,108
Retained earnings	535,909	(51,983)	27,654	(a),(b),(h)	511,580

Total equity attributable to Hudbay shareholders	1,857,806	225,268	(75,921)		2,007,153
Non-controlling interest	(1,073)	—	268,958	(a)	267,885
Total equity	1,856,733	225,268	193,037		2,275,038
Total liabilities and shareholders’ equity	4,401,233	370,691	267,566		5,039,490

The accompanying notes are an integral part of these pro forma consolidated financial statements

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet

(Unaudited) For the three months ended March 31, 2014

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $	Adjustments $	Note 4	Pro forma consolidated $
		(note 1)
Revenue	106,779	—	—		106,779

Cost of sales
Mine operating costs	81,283	—	—		81,283
Depreciation and amortization	15,427	—	—		15,427
	96,710	—	—		96,710

Gross profit	10,069	—	—		10,069
Selling and administrative expenses	14,065	3,487	—		17,552
Exploration and evaluation	1,942	26	—		1,968
Other operating income and expenses	3,613	—	—		3,613
Loss on disposal of subsidiary	6,512	—	—		6,512
Results from operating activities	(16,063)	(3,513)	—		(19,576)
Finance income	(780)	(112)	—		(892)
Finance expenses	2,382	122	(122)	(e)	2,382
Other finance losses	6,474	4,475	(4,743)	(e),(h),(i)	6,206
Net finance expense	8,076	4,485	(4,865)		7,696
Loss before tax	(24,139)	(7,998)	4,865		(27,272)
Tax expense (recovery)	3,080	(490)	—		2,590
Loss for the period	(27,219)	(7,508)	4,865		(29,862)

Attributable to
Owners of the Company	(27,129)	(7,508)	6,160		(28,477)
Non-controlling interests	(90)	—	(1,295)	(a)	(1,385)

Loss for the period	(27,219)	(7,508)	4,865		(29,862)

Loss per share attributable to owners of the Company
Basic and diluted (note 6)	(0.15)	(0.05)			(0.14)

Weighted average number of common shares outstanding
Basic and diluted (in thousands)	186,032	145,240			203,840

The accompanying notes are an integral part of these pro forma consolidated financial statements

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet

(Unaudited) For the year ended December 31, 2013

(expressed in thousands of Canadian dollars)

	Hudbay $	Augusta $	Adjustments $	Note 4	Pro forma consolidated $
		(note 1)

Revenue	516,801	—	—		516,801

Cost of sales
Mine operating costs	360,085	—	—		360,085
Depreciation and amortization	76,714	—	—		76,714
	436,799	—	—		436,799

Gross profit	80,002	—	—		80,002
Selling and administrative expenses	39,956	6,737	—		46,693
Exploration and evaluation	23,286	1,493	—		24,779
Other operating income	(913)	—	—		(913)
Other operating expenses	9,197	—	—		9,197
Asset impairment loss	15,356	—	—		15,356
Results from operating activities	(6,880)	(8,230)	—		(15,110)
Finance income	(3,494)	(811)	—		(4,305)
Finance expenses	8,921	249	(206)	(e)	8,964
Other finance losses (gains)	43,697	(826)	(7,181)	(e),(h),(i)	35,690
Net finance expense (income)	49,124	(1,388)	(7,387)		40,349
Loss before tax	(56,004)	(6,842)	7,387		(55,459)
Tax expense (recovery)	53,272	(151)	—		53,121
Loss for the year	(109,276)	(6,691)	7,387		(108,580)

Attributable to
Owners of the Company	(101,359)	(6,691)	11,120		(96,930)
Non-controlling interests	(7,917)	—	-(3,733)		(11,650)

Loss for the year	(109,276)	(6,691)	7,387		(108,580)

Loss per share attributable to owners of the Company
Basic and diluted (note 6)	(0.59)	(0.05)			(0.51)

Weighted average number of common shares outstanding
Basic and diluted (in thousands)	172,048	144,293			189,856

The accompanying notes are an integral part of these pro forma consolidated financial statements

1.                                      Basis of presentation

The unaudited pro forma consolidated balance sheet of Hudbay Minerals Inc. (the “Company” or “Hudbay”) as at March 31, 2014 and the unaudited pro forma consolidated statements of loss for the three months ended March 31, 2014 and for the year ended December 31, 2013 have been derived by management based on financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), for illustrative purposes only, after giving effect to the proposed acquisition of 51% of the share capital of Augusta Resource Corporation (“Augusta”) including common shares the Company owned prior to the Take-over Bid Circular, by the Company (note 3). Adjustments applied are directly attributable to the transaction, factually supportable, and expected to have a continuing impact. Terms not otherwise defined herein have the meanings given thereto in the Company’s offer and take-over bid circular dated February 10, 2014 as amended and further amended by the Notice of Variation and Extension dated July 2, 2014.

These unaudited pro forma consolidated financial statements have been compiled as follows:

a)                                     an unaudited pro forma consolidated balance sheet giving effect to the transaction described in note 3, as if the transaction occurred on March 31, 2014 combining:

•                  the unaudited condensed consolidated interim balance sheet of the Company as at March 31, 2014; and,

•                  the unaudited condensed interim consolidated statement of financial position of Augusta as at March 31, 2014.

b)                                     an unaudited pro forma consolidated statement of loss for the three months ended March 31, 2014, which assumes the transaction occurred as of January 1, 2013, combining:

•                  the unaudited condensed consolidated interim income statement of the Company for the three months ended March 31, 2014; and,

•                  the unaudited condensed interim consolidated statement of comprehensive loss of Augusta for the three months ended March 31, 2014.

c)                                      an unaudited pro forma consolidated statement of loss for the year ended December 31, 2013, which assumes the transaction occurred as of January 1, 2013, combining:

•                  the audited consolidated income statement of the Company for the year ended December 31, 2013; and

•                  the audited consolidated statement of comprehensive loss of Augusta for the year ended December 31, 2013.

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation, in all material respects, of the transactions described in notes 3 and 4 in accordance with IFRS, applied on a basis consistent with the Company’s accounting policies. The unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that might be obtained in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Augusta.

Augusta’s financial statements are presented in United States dollars. For the purposes of these unaudited pro forma consolidated financial statements, line items have been translated into Canadian dollars at the following rates:

•                  March 31, 2014 (balance sheet) at the exchange rate of $1.1053;

•                  March 31, 2014 statement of loss at the average rate for the quarter of $1.1033; and

•                  December 31, 2013 statement of loss at the average rate for the year of $1.0299.

All foreign exchange rates have been obtained from the Bank of Canada website. Unless where otherwise noted, these unaudited pro forma consolidated financial statements and their accompanying notes are presented in Canadian dollars.

Prior to the transaction described in note 3, the Company owned 23,058,585 shares of Augusta, which were recorded on the unaudited condensed interim consolidated balance sheet of the Company as at March 31, 2014 at a fair value of $78,630 (cost of $69,058).

The allocation of the preliminary purchase price to reflect the fair values of the assets acquired and liabilities assumed is based on management’s estimate of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma consolidated balance sheet may be subject to change. For purposes of these pro forma financial statements, the excess of the purchase price over the estimated fair value of the net assets acquired has been allocated to property, plant and equipment. The final purchase price allocations may differ materially from the allocations included herein.

2.                                      Summary of significant accounting policies

These unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of the Company as at December 31, 2013. Management has determined, based on their initial assessment, that certain adjustments are necessary to conform Augusta’s consolidated financial statements to the accounting policies used by the Company in the preparation of its consolidated financial statements:

a)                                     Stock based compensation - Augusta capitalizes stock-based compensation related to personnel that service their development project to development costs. Hudbay expenses similar charges to various income statement accounts. The amount of the cumulative impact is unknown at the current time.

b)                                     Deposits and prepayments on long-lead equipment - Augusta presents this as a separate financial statement line item. Hudbay groups these assets within prepaid expenses and other current assets. An amount of $12,900 has been reclassified to conform to Hudbay policies.

3.                                      The transaction

Proposed transaction

These pro forma financial statements have been prepared on the basis consistent with the terms of the Take-over Bid Circular, but under the assumption that Hudbay acquires 51% of the issued and outstanding common shares of Augusta, including any Augusta Shares held directly or indirectly by Hudbay and its affiliates prior to the Take-over Bid Circular, and any Augusta Shares that may become issued and outstanding after the date hereof but before the expiry time upon the exercise, exchange or conversion of any convertible securities, together with the associated rights issued under the Shareholder Rights Plan.

The transaction will be accounted for as a business combination with Hudbay identified as the acquirer. A summary of the allocation of the preliminary purchase price to the acquired assets and liabilities assumed is as follows:

$
Preliminary purchase price
Hudbay share consideration (note 4(a(ii)))	183,248
Hudbay warrants consideration (note 4(a(iii))	18,068
Fair value of Augusta options settled in cash (note 4(f))	3,768
Fair value of Augusta warrants settled in cash (note 4(i))	111
Fair value of Augusta shares previously held by Hudbay (note 4(g))	74,741
Total consideration	279,936

The preliminary purchase price has been allocated to the following net assets based on their estimated fair values as of March 31, 2014:

	$	Pro forma presentation $
Assets acquired and liabilities assumed
Cash and cash equivalents (note 4(c),(f),(k))		18,933
Accounts receivable	9,051
Due from related parties	31
Trade and other receivables		9,082
Prepaids and other	5,715
Deposits on long-lead equipment	12,900
Prepaid expenses and other current assets		18,615
Short-term investments	193
Other financial assets - current		193
Restricted funds	427
Other assets	1,659
Other financial assets		2,086
Other assets	1,521
Intangible assets - computer software		1,521
Development costs	209,348
Property, plant, and equipment	96,029
Mineral properties	27,182
Property, plant and equipment		332,559
Current liabilities		(128,243)
Long-term liabilities (note 4(k))		—
Deferred tax liabilities		(198,204)
Unallocated purchase price (note 1)		492,352
Total net assets		548,894
Less: Non-controlling interest (note 4(a(iv)))		(268,958)
Total net assets acquired		279,936

The final purchase price and the fair value of the net assets of Augusta to be acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the purchase price, including share consideration, and the fair values of assets acquired and liabilities assumed will vary from those shown above. These differences may be material.

4.                                      Pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements reflect the following assumptions and adjustments to give effect to the acquisition of 51% of the issued and outstanding common shares of Augusta as described in note 3 as if the transactions had occurred on January 1, 2013 for statement of loss items and March 31, 2014 for balance sheet items. Assumptions relating to the share price of Hudbay or Augusta have used the date of June 20, 2014.

a)                                     i)                                         An adjustment to eliminate the historical equity accounts of Augusta.

ii)             An adjustment to reflect the issuance of 17,808,317 Hudbay shares in exchange for 56,534,339 common shares of Augusta representing a share exchange ratio of 0.315 Hudbay share to 1 Augusta share. The closing price of Augusta shares on June 20, 2014 was $3.19. Future movements in share prices may impact assumptions made throughout and, as a result, the share numbers disclosed within.

iii)            An adjustment to reflect the 9,610,838 warrants issued by Hudbay as additional consideration for the transaction, representing an exchange ratio of 0.17 Hudbay warrant to 1 Augusta Share. The warrants have been valued using a Black-Scholes model, using the share price of Hudbay as at June 20, 2014, and the following assumptions: exercise price $15.00, life of warrants of 4 years, interest rate of 1.31%, dividend yield of 0.19% and volatility rate of 40%.  The warrants are recognized as a liability due to the associated cash redemption option.

iv)           An adjustment to reflect the 49% non-controlling interest component of the pro forma adjustments.

b)                                     An adjustment to reflect the transaction costs related to the transaction, including $12,812 of change of control payments and $17,200 in professional fees. Change of control payments comprise of the following: $9,474 for bonus or incentive payments to officers of Augusta, $2,476 for termination of Augusta Project Financing mandate, and $862 for termination of Augusta’s involvement in a management services company.

c)                                      On December 16, 2013, Augusta announced that it has closed an additional loan facility for US$26,600 (the “Expanded Loan”) and has drawn down the first tranche of US$3,500. In connection with the Expanded Loan, Augusta paid an arrangement fee of US$1,120 and issued a total of 3,300,000 common share purchase warrants to the lender with an exercise price of US$2.12 per share, subject to amendment if certain conditions are not met. The warrants expire on December 12, 2016.

An adjustment has been reflected in the pro forma consolidated financial statements related to this event as these additional warrants are in-the-money. The impact on the share consideration of the exercise of these warrants is an increase of cash of $7,532 and the issuance of an additional 1,039,500 Hudbay common shares.

d)                                     An adjustment to reflect the fair value of the property, plant and equipment acquired, in excess of the book value and the resulting deferred tax liability, assuming an income tax rate of 39.6%. The applicable tax rate is based on the tax jurisdiction of the asset where it will be recovered through use.

e)                                      Between September 4, 2013 and October 25, 2013, Augusta closed four tranches of a previously announced financing for a total of $10,000 in convertible unsecured notes. The convertible notes and the derivative liability related to the conversion option were recorded on Augusta’s statement of financial position as at March 31, 2014 at $6,780 and $7,167, respectively. An adjustment has been made to reflect the conversion of these notes as they are assumed to be in-the-money using a conversion price range of $2.64 - $2.87. An increase to share capital of $15,570 and an increase in the number of Hudbay shares outstanding of 1,537,495 was recorded. As a result of the derecognition of the convertible notes, a decrease of $1,623 is recorded in contributed surplus.

An adjustment was made to eliminate the gain (loss) for the changes in fair value of the derivative liability recorded by Augusta in its statement of comprehensive loss for the three months ended March 31, 2014 and the year ended December 31, 2013 amounting to $5,075 and ($1,236), respectively.

An adjustment was also made to eliminate the finance costs associated with the convertible notes recorded by Augusta in the statement of comprehensive loss for the three months ended March 31, 2014 and the year ended December 31, 2013 of $122 and $206, respectively.

f)                                       An adjustment to reflect the cash paid for the fair value of stock options issued by Augusta amounting to $3,768 outstanding as at June 23, 2014 estimated to be out of-the-money.

All other options that are estimated to be in-the-money as June 23, 2014, are assumed to be converted into common shares of Augusta, with the corresponding exercise price received as proceeds of $4,766.

g)                                      An adjustment to remeasure the fair value of the Company’s existing investment in Augusta held prior to acquisition of control. This adjustment is recognized under the “Reserves” account in the pro forma consolidated balance sheet. The investment is designated as an available-for-sale investment by Hudbay, carried at fair value and all fair value changes are recognized in other comprehensive income (OCI), except for other than temporary decline in values recognized in the statement of comprehensive loss.

h)                                     An adjustment to eliminate the Company’s existing investment in Augusta as at March 31, 2014 and an adjustment to eliminate the related accumulated fair value gains (losses) in reserves. Correspondingly, recognized fair value changes in the income statement amounting to $8,314 are eliminated for the year ended December 31, 2013.

i)                                         An adjustment of $111 was made to reflect the cash paid for the fair value of warrants issued by Augusta, outstanding as of June 23, 2014. For purposes of pro forma presentation, the warrants issued by Augusta are assumed to be out-of-the money (except for those noted in 4(c) above) and therefore not exercised.

An adjustment was made by the Company to eliminate gain (loss) arising in the three months ended March 31, 2014 and the year ended December 31, 2013 from remeasurement of warrants issued by Augusta recognized in its statement of comprehensive loss of ($332) and $103, respectively.

j)                                        All unvested restricted shares and restricted share units of Augusta are assumed to vest immediately on completion of the proposed transaction. An adjustment is made for the issuance of the common shares of $1,762.

k)                                     An adjustment to reflect the settlement of the outstanding balance under “Red Kite” loan agreement held by Augusta, including any accrued interest thereon as at June 23, 2014.

5.                                      Pro forma share capital

	March 31, 2014
	Number of shares (000s)	$
Hudbay’s common shares outstanding	193,008	1,188,217
Hudbay’s common shares issued under the proposed transaction (note 4(a))	17,808	183,248
Pro forma share capital	210,816	1,371,465

6.                                      Pro forma loss per share

For the purposes of the unaudited pro forma consolidated financial statements, the loss per share has been calculated using the weighted average number of shares which would have been outstanding as at the period-end, after giving effect to the transaction described in notes 3 and 4 as if it had occurred on January 1, 2013.

	March 31, 2014	December 31, 2013
Actual weighted average number of Hudbay shares outstanding (thousands)	186,032	172,048
Assumed number of Hudbay shares issued to Augusta shareholders (note 4(a)) (thousands)	17,808	17,808
Pro forma weighted average number of Hudbay shares outstanding - basic and diluted (thousands)	203,840	189,856
Pro forma loss attributable to owners of the Company	$(28,477)	$(96,930)
Pro forma loss per share - basic and diluted	$(0.14)	$(0.51)

8.                                      Acquisition of Augusta Shares Not Deposited Under the Offer — Securities Law Requirements for Business Combinations

The last two sentences of the fourth paragraph under the heading “Acquisition of Augusta Shares Not Deposited Under the Offer — Securities Law Requirements for Business Combinations” on page 51 of the Original Offer and Circular are hereby deleted and replaced with the following:

“To the knowledge of the Offeror after reasonable inquiry, with the exception of certain benefits to be received by Richard Warke and Gil Clausen as a consequence of the Revised Offer, under MI 61-101 none of the benefits that may be received by the other directors and officers of Augusta as a consequence of the Revised Offer (including the acceleration of the vesting of otherwise unvested Augusta Share Options, the surrender to Augusta of certain Augusta Share Options for an amount in cash equal to the fair value thereof, the vesting of otherwise unvested RSUs and Restricted Shares, and the right to receive certain payments contemplated under their respective employment agreements if they either resign, for any reason, or are terminated without cause within six months of the successful completion of the Revised Offer) would constitute a “collateral benefit” received by a “related party” within the meaning of MI 61-101.  As a result, to the knowledge of the Offeror after reasonable inquiry, it is anticipated that only votes cast in respect of Augusta Shares beneficially owned or over which direction or control was exercised (i) by the Offeror at the date of the Original Offer, or (ii) by Messrs Warke and Clausen will not be included for purposes of any “minority” shareholder approval of a Subsequent Acquisition Transaction. As a result, votes attaching to 35,435,986 Augusta Shares (representing approximately 24% of the issued and outstanding Augusta Shares calculated on a non-diluted basis as at June 30, 2014), in addition to any Augusta Shares received by Messrs Warke and Clausen on the exercise, exchange or conversion of Convertible Securities, would not be included for the purposes of determining minority shareholder approval of a Subsequent Acquisition Transaction for the purposes of MI 61-101.”

9.                                      Competition Act Approval

The paragraphs under the heading “Competition Act” on page 53 of the Original Offer and Circular are hereby deleted and replaced with the following:

“Part IX of the Competition Act requires that certain classes of transactions that exceed the thresholds set out at Sections 109 and 110 of the Competition Act be notified to the Commissioner by the parties to the transaction. Subject to certain limited exceptions, the parties to a transaction covered under Part IX of the Competition Act cannot complete their transaction until they have submitted the information prescribed pursuant to subsection 114(1) of the Competition Act to the Commissioner and the applicable waiting period has expired or been terminated by the Commissioner. The waiting period is 30 days after the day on which the parties to the transaction submit the prescribed information, provided that, prior to the expiry of this period, the Commissioner has not notified the parties that he requires additional information that is relevant to the Commissioner’s assessment of the transaction pursuant to subsection 114(2) of the Competition Act (a “Supplementary Information Request”). In the event that the Commissioner provides the parties with a Supplementary Information Request, the parties cannot complete their transaction until 30 days after compliance with such a request. A transaction may be completed prior to the end of the applicable waiting period if the Commissioner notifies the parties that he does not, at such time, intend to challenge the transaction by making an application under Section 92 of the Competition Act (a “no-action” letter).

Alternatively, or in addition to filing the prescribed information, a party to a transaction that is subject to Part IX of the Competition Act may apply to the Commissioner for an advance ruling certificate (“ARC”) and/or a no-action letter, which may be issued by the Commissioner in respect of a proposed transaction if he is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal, which is a specialized tribunal empowered to deal with certain matters under the Competition Act, including mergers, for an order challenging the merger under Section 92 of the Competition Act.

Whether a merger is subject to notification under Part IX of the Competition Act, the Commissioner can apply to the Competition Tribunal under Section 92 of the Competition Act at any time before the merger has been completed or, if completed, within one year after it was substantially completed, provided that the Commissioner did not issue an ARC in respect of the merger and, where the Commissioner has issued an ARC in respect of the merger, (a) the merger was completed within one year from when the ARC was issued; and (b) the grounds upon which the Commissioner intends to apply to the Competition Tribunal under Section 92 of the Competition Act are not the same or substantially the same as the information on the basis of which the ARC was issued.

On application by the Commissioner under Section 92 of the Competition Act, the Competition Tribunal may order that a merger not proceed or, if completed, order its dissolution or the disposition of some of the assets or shares; in addition to, or in lieu thereof, on consent of the person against whom the order is directed and the Commissioner, the Competition Tribunal can order a person to take any other action. The Competition Tribunal can issue an order under Section 92 of the Competition Act where it finds that the merger or proposed merger prevents or lessens, or is likely to prevent or lessen, competition substantially in a market.

The Commissioner may, upon request, issue an ARC where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

Alternatively, the Commissioner may issue a “no action” letter following a notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving, for one year following substantial completion of the proposed transaction, his authority to so initiate proceedings should circumstances change.

The purchase of Augusta Shares pursuant to the Offer requires a pre-merger notification to the Commissioner and the Offeror’s acquisition of control of Augusta would be a “merger” for the purposes of the merger provisions of the Competition Act. The Offeror has requested an ARC or a “no action” letter with respect to the Offer.

The Offeror does not intend to take-up or pay for Augusta Shares deposited pursuant to the Offer unless Competition Act Approval shall have been received.

The following definitions in the “Glossary” section of the Original Offer and Circular are hereby deleted and replaced with the following:

“Competition Act Approval” means:

(i)                  the issuance of an ARC and such ARC has not been rescinded prior to Expiry Time; or

(ii)              the Offeror and Augusta have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by the Support Agreement and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or

(iii)            the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act,

and, in the case of (ii) or (iii), the Offeror  has been advised in writing by the Commissioner that, in effect, such person does not intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by Support Agreement (“no-action letter”), and any terms and conditions attached to any such advice are acceptable to the Offeror, acting reasonably, and such advice has not been rescinded or amended prior to the date on which the Offeror first takes up and pays for Augusta Shares.”

10.                               Changes to Canadian Tax Disclosure

The paragraphs under the heading “How will an Augusta Shareholder be treated for Canadian federal income tax purposes?” on page vi of the Offer and Circular are hereby deleted and replaced with the following:

“A Resident Augusta Shareholder who holds Augusta Shares as capital property and who disposes of such Augusta Shares pursuant to the Offer (other than Electing Shareholders who make a Section 85 Election, as described below) will realize a taxable disposition of such shares.

Resident Augusta Shareholders who are Electing Shareholders will be entitled to make a Section 85 Election that will, depending on the circumstances, allow for the full or partial deferral of the capital gain that would otherwise be realized on the disposition of Augusta Shares pursuant to the Offer.

A Non-Resident Augusta Shareholder who holds Augusta Shares as capital property and who disposes of such Augusta Shares pursuant to the Offer will not realize a capital gain (or loss) in respect of the disposition unless such shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to an Augusta Shareholder who is disposing of Augusta Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Augusta Shareholder if it were to dispose of Augusta Shares under the Offer. In the case of a Non-Resident Augusta Shareholder, a portion of the consideration received on the disposition of Augusta Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations described in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations”. Augusta Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a disposition of Augusta Shares pursuant to the Offer or a disposition of Augusta Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.”

The paragraphs under the heading “Principal Canadian Federal Income Tax Considerations” on page 6 of the Offer and Circular are hereby deleted and replaced with the following:

“A Resident Augusta Shareholder who holds Augusta Shares as capital property and who disposes of such Augusta Shares pursuant to the Offer (other than Electing Shareholders who make a Section 85 Election, as described below) will realize a taxable disposition of such shares.

Resident Augusta Shareholders who are Electing Shareholders will be entitled to make a Section 85 Election that will, depending on the circumstances, allow for the full or partial deferral of the capital gain that would otherwise be realized on the disposition of Augusta Shares pursuant to the Offer.

A Non-Resident Augusta Shareholder who holds Augusta Shares as capital property and who disposes of such Augusta Shares pursuant to the Offer will not realize a capital gain (or loss) in respect of the disposition unless such shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to an Augusta Shareholder who is disposing of Augusta Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Augusta Shareholder if it were to dispose of Augusta Shares under the Offer. In the case of a Non-Resident Augusta Shareholder, a portion of the consideration received on the disposition of Augusta Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations described in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations”. Augusta Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a disposition of Augusta Shares pursuant to the Offer or a disposition of Augusta Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.”

Section 20 of the Circular in the Original Offer and Circular, “Principal Canadian Federal Income Tax Considerations”, is hereby deleted and replaced by the following:

“In the opinion of Goodmans LLP, counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations under the Tax Act, as of the date hereof, generally applicable to an Augusta Shareholder who, for purposes of the Tax Act, holds Augusta Shares and will hold Hudbay Shares and Hudbay Warrants received pursuant to the Offer and any Hudbay Shares acquired as capital property, deals at arm’s length with, and is not affiliated with, Augusta or the Offeror, and who disposes of Augusta Shares to the Offeror pursuant to the Offer or otherwise disposes of Augusta Shares pursuant to certain transactions described in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer”.

Augusta Shares and Hudbay Shares generally will be considered capital property to an Augusta Shareholder for purposes of the Tax Act unless the Augusta Shareholder holds such shares in the course of carrying on a business of buying and selling securities or the Augusta Shareholder has acquired or holds them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to persons holding Convertible Securities, Augusta Share Options, Warrants or other conversion or exchange rights to acquire Augusta Shares, or persons who acquired Augusta Shares on the exercise of Augusta Share Options. In addition, this summary does not apply to an Augusta Shareholder (i) that is a “financial institution”, for purposes of the mark-to-market rules in the Tax Act, (ii) an interest in which is, or whose Augusta Shares are, a “tax shelter investment”, as defined in the Tax Act, (iii) that is a “specified financial institution”, as defined in the Tax Act, (iv) that has made a “functional currency” election under section 261 of the Tax Act, or (v) that has, or will, enter into, with respect to Augusta Shares, Hudbay Shares or Hudbay Warrants, a “synthetic disposition arrangement” or a “derivative forward agreement”, as those terms are defined in the Tax Act.

Further, this summary is not applicable to a person that (i) is a corporation resident in Canada and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Hudbay Shares, controlled by a non-resident corporation for purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Augusta Shareholder should consult its own tax advisor.

This summary assumes that if any SRP Rights are acquired pursuant to the Offer that there is no value to those SRP Rights, and, therefore, that no Hudbay Shares or Hudbay Warrants issued pursuant to the Offer will be allocated to the SRP Rights. Accordingly, this summary does not otherwise address the disposition of any SRP Rights pursuant to the Offer. Shareholders should consult their own tax advisors regarding the disposition of any SRP Rights.

For purposes of the Tax Act, Augusta Shareholders must determine the fair market value of the Hudbay Warrants received pursuant to the Offer. The Offeror has determined that the fair market value of such warrants is $0.32 per warrant, and intends to use this value for its own tax purposes. Although the Offeror believes that this valuation of Hudbay Warrants is reasonable, this valuation is not binding on the CRA or the Augusta Shareholders. Augusta Shareholders should consult their own advisors with respect to valuation of the Hudbay Warrants for purposes of the Tax Act.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Augusta Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Augusta Shareholders should consult their own advisors with respect to the tax consequences to them of having their Augusta Shares acquired based on their particular circumstances, including the application and effect of the income and other taxes of any country, province or other jurisdiction in which the Augusta Shareholders reside or carry on business.

Augusta Shareholders Resident in Canada

The following portion of the summary is applicable only to an Augusta Shareholder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Augusta Shareholder”). Certain Resident Augusta Shareholders whose Augusta Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Augusta Shares, and every other “Canadian security” (as defined in the Tax Act) owned by such shareholder in the taxation year in which the election is made and in all subsequent taxation years, be deemed capital property. Resident Augusta Shareholders contemplating such an election should first consult their own tax advisors.

Disposition of Augusta Shares Pursuant to the Offer — Section 85 Election

An Electing Shareholder who receives Hudbay Shares and Hudbay Warrants pursuant to the Offer may make a joint election with the Offeror pursuant to subsection 85(1) of the Tax Act or, if the Electing Shareholder is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the corresponding provisions of any applicable provincial income tax legislation) (a “Section 85 Election”). An Electing Shareholder who makes a Section 85 Election will obtain a full or partial tax-deferred “rollover” for Canadian income tax purposes, depending on the Elected Amount (as defined below) and the adjusted cost base to such Electing Shareholder at the time of the disposition. So long as the adjusted cost base to an Electing Shareholder of such shareholder’s Augusta Shares at the time of the disposition equals or exceeds the value of any Hudbay Warrants received on the disposition of Augusta Shares by such shareholder, the Electing Shareholder may select an Elected Amount (as defined below) so as to not realize a capital gain for purposes of the Tax Act on the disposition.

The Elected Amount is the amount selected by an Electing Shareholder, subject to the limitations described below, in the Section 85 Election to be treated as the proceeds of disposition of such shareholder’s Augusta Shares. In general, the Elected Amount must comply with the following rules:

(a)                       the Elected Amount may not be less than the fair market value of the Hudbay Warrants, determined at the time of the disposition, received by the Electing Shareholder;

(b)                       the Elected Amount may not be less than the lesser of the adjusted cost base to the Electing Shareholder of the Augusta Shares disposed of pursuant to the Offer, determined at the time of the disposition, and the fair market value of the Augusta Shares at that time; and

(c)                        the Elected Amount may not exceed the fair market value of the Augusta Shares disposed of pursuant to the Offer, determined at the time of the disposition.

Elected amounts that do not otherwise comply with the foregoing limitations will be automatically adjusted under the Tax Act so that they are in compliance.

Where an Electing Shareholder and the Offeror make a Section 85 Election that complies with the rules above, the tax treatment to the Electing Shareholder generally will be as follows:

(a)                       the Augusta Shares will be deemed to have been disposed of by the Electing Shareholder for proceeds of disposition equal to the Elected Amount;

(b)                       if the Elected Amount is equal to the aggregate of the adjusted cost base to the Electing Shareholder of the Augusta Shares, determined at the time of the disposition, and any reasonable costs of disposition, no capital gain (or loss) will be realized by the Electing Shareholder;

(c)                        to the extent that the Elected Amount exceeds (or is exceeded by) the aggregate of the adjusted cost base of the Augusta Shares to the Electing Shareholder and any reasonable costs of disposition, the Electing Shareholder will realize a capital gain (or loss);

(d)                       the aggregate cost to the Electing Shareholder of the Hudbay Warrants acquired on the disposition will be equal to the fair market value of such warrants, determined at the time of the disposition; and

(e)                        the aggregate cost to the Electing Shareholder of the Hudbay Shares acquired on the disposition will be equal to the amount, if any, by which the Elected Amount exceeds the fair market value of the

Hudbay Warrants acquired on the disposition, determined at the time of the disposition, and such cost will be averaged with the adjusted cost base of all other Hudbay Shares held as capital property by the Electing Shareholder immediately prior to the disposition of the Augusta Shares for the purpose of determining thereafter the adjusted cost base of each Hudbay Share held by such Electing Shareholder.

An Electing Shareholder who intends to make a Section 85 Election must indicate that intention by checking the appropriate box in the Letter of Transmittal. Such Electing Shareholders must provide the necessary information before 90 days after the relevant Take-Up Date in accordance with the procedures set out in the tax instruction letter to be sent to such Electing Shareholders.

The relevant federal tax election form is CRA form T2057 (or, in the event the Electing Shareholder is a partnership, CRA form T2058). For Electing Shareholders required to file in Quebec, Quebec form TP-518-V (or, in the event the Electing Shareholder is a partnership, Quebec form TP-529-V) will also be required. Certain other provincial jurisdictions may require that a separate joint election be filed for provincial income tax purposes. Electing Shareholders should consult their own tax advisors to determine whether they must file separate election forms with any provincial taxing jurisdiction. It is the responsibility of each Electing Shareholder who wishes to make an election for provincial income tax purposes to obtain any other necessary provincial election forms.

Where the Augusta Shares are held in joint ownership and two or more of the co-owners wish make a Section 85 Election, one of the co-owners designated for such purpose must file one copy of CRA form T2057 (and where applicable, the corresponding provincial forms) on behalf of each co-owner with a list of all co-owners making Section 85 Elections, and their addresses and social insurance or business numbers. Where the Augusta Shares are held as partnership property, a partner designated by the partnership must file one copy of CRA form T2058 (and, where applicable, the corresponding provincial forms) on behalf of all members of the partnership with a list containing the name, address, social insurance number or business number of each partner and written authorization signed by each partner authorizing the designated partner to complete and file the form. Electing Shareholders should consult their own tax advisors to determine which filing requirements, if any, there are under applicable provincial legislation.

To make a Section 85 Election, an Electing Shareholder must ensure that two signed copies of the necessary election forms are sent to: HudBay Minerals Inc., Attention: Director, Tax at the address noted below in accordance with the procedures set out in the tax instruction letter on or before 90 days of the relevant Take-Up Date, duly completed with the details of the number of Hudbay Shares and Hudbay Warrants received, and the applicable Elected Amount (address: Hudbay Election Process, c/o HudBay Minerals Inc., Attention: Director, Tax, Suite 800 — 25 York Street, Toronto, ON M5J 2V5). An information package with instructions on how to make a Section 85 Election will be separately distributed to an Electing Shareholder after receipt by the Offeror of a Letter of Transmittal indicating the Electing Shareholder’s intention to make a Section 85 Election.

Subject to the election forms complying with the provisions of the Tax Act (or applicable provincial income tax law), the Offeror will provide one copy of the election form to the Electing Shareholder, signed by the Offeror, for filing by the Electing Shareholder with the CRA (or applicable provincial tax authority). The Offeror is not obliged to sign and return a Section 85 Election form received from an Electing Shareholder more than 90 days after the relevant Take-Up Date in accordance with the procedures set out in the tax instruction letter. Therefore, any such Electing Shareholder may not be able to benefit from the Rollover Option. In its sole discretion, the Offeror may choose to sign and return a Section 85 Election form received by the Offeror more than 90 days following the relevant Take-Up Date, but the Offeror will have no obligation to do so. Accordingly, all Electing Shareholders should give their immediate attention to this matter.

Compliance with the requirements to ensure a valid election is filed under subsection 85(1) or (2) of the Tax Act, as the case may be, including selection of the appropriate Elected Amount, will be the sole responsibility of the Electing Shareholder, and such Electing Shareholder will be solely responsible for the payment of any late filing penalties. In order for an Electing Shareholder to benefit from the Rollover Option, a completed election form must be filed by the Electing Shareholder with the CRA within the time prescribed under the Tax Act. The Offeror agrees only to add the required information regarding the Offeror to any properly completed election form and to provide one copy of such election form to the Electing Shareholder by the 90th day after the receipt thereof. Electing Shareholders should make themselves aware of any CRA filing deadline that may apply to them with respect to the filing of a completed election form and ensure that materials are supplied to the Offeror at least 90 days in advance of any CRA deadline for the filing of a completed election form that may be applicable to any Electing Shareholder. Neither the Offeror nor the Depositary will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure of an Electing Shareholder to properly complete or file the election form(s) in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial income tax legislation). For greater certainty, the execution of a Section 85 Election by the Offeror will not constitute confirmation by the Offeror that such election has been properly completed.

The CRA must receive the completed election form on or before the earliest of the day on or before which the Offeror or the Electing Shareholder is required to file an income tax return for the taxation year in which the disposition of Augusta Shares pursuant to the Offer occurs. The Offeror is required to file an income tax return within six months from the end of its taxation year. The Offeror’s 2014 taxation year is scheduled to end on December 31, 2014, although the Offeror’s taxation year could end earlier as a result of an event such as an amalgamation. Electing Shareholders should consult their own advisors as soon as possible to determine the filing deadline applicable in their circumstances. Regardless of such deadline, the Offeror must receive an Electing Shareholder’s Section 85 Election form before 90 days after the relevant Take-Up Date. As the Offeror has agreed to execute and return the Section 85 Election form to an Electing Shareholder within 90 days of its receipt by the Offeror, some Electing Shareholders may have to forward their election forms to the Offeror earlier than the 90th day after the relevant Take-Up Date to avoid late filing penalties.

Electing Shareholders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for further information respecting the Section 85 Election. Electing Shareholders wishing to make the Section 85 Election should consult their own tax advisors. An Electing Shareholder who does not make a valid Section 85 Election may realize a taxable capital gain under the Tax Act (or under applicable provincial tax legislation). The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

Disposition of Augusta Shares Pursuant to the Offer — No Section 85 Election

A Resident Augusta Shareholder who receives Hudbay Shares and Hudbay Warrants pursuant to the Offer and who does not make a valid Section 85 Election jointly with the Offeror will be considered to have disposed of Augusta Shares for proceeds of disposition equal to the aggregate of the fair market value of the Hudbay Shares and the fair market value of the Hudbay Warrants so received, determined at the time of the disposition. As a result, the Resident Augusta Shareholder generally will realize a capital gain (or loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to such shareholder immediately prior to the disposition. Such capital gains (or losses) will be subject to the tax treatment described below under the heading “Augusta Shareholders Resident in Canada — Taxation of Capital Gains and Losses”.

The aggregate cost to the Resident Augusta Shareholder of the Hudbay Warrants acquired on the disposition will be equal to the fair market value of such warrants, determined at the time of the disposition. The aggregate cost to the Resident Augusta Shareholder of the Hudbay Shares acquired on the disposition will be equal to the fair market value of those shares, determined at the time of the disposition, and such cost will be averaged with the adjusted cost base of all other Hudbay Shares held as capital property by the Resident Augusta Shareholder immediately prior to the disposition for the purpose of determining thereafter the adjusted cost base of each Hudbay Share held by such shareholder.

Taxation of Capital Gains and Losses

Generally, a Resident Augusta Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. Such a Resident Augusta Shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized by it in a taxation year from taxable capital gains realized by the Resident Augusta Shareholder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of an Augusta Share or a Hudbay Share by a Resident Augusta Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Augusta Shareholders to which these rules may be relevant should consult their own advisors.

A Resident Augusta Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains, interest and certain dividends. Capital gains realized by a Resident Augusta Shareholder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Disposition of Augusta Shares Pursuant to a Compulsory or Compelled Acquisition

As described in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction” and “Acquisition of Augusta Shares Not Deposited Under the Offer — Other Alternatives”, if the Offeror does not acquire all of the Augusta Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Augusta Shares.

The income tax treatment of a Subsequent Acquisition Transaction or other alternative to a Resident Augusta Shareholder will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Augusta Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the alternative transaction, a Resident Shareholder may realize a capital gain (or loss) and/or be deemed to receive a dividend. No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Resident Augusta Shareholder.

Resident Augusta Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Augusta Shares acquired pursuant to a Subsequent Acquisition Transaction or such other alternative.

Disposition of Augusta Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction” and “Acquisition of Augusta Shares Not Deposited Under the Offer — Other Alternatives”, if the Offeror does not acquire all of the Augusta Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Augusta Shares.

The income tax treatment of a Subsequent Acquisition Transaction or other alternative to a Resident Augusta Shareholder will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Augusta Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the alternative transaction, a Resident Shareholder may realize a capital gain (or loss) and/or be deemed to receive a dividend. No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Resident Augusta Shareholder.

Resident Augusta Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Augusta Shares acquired pursuant to a Subsequent Acquisition Transaction or such other alternative.

Potential Delisting

As described in Section 19 of the Circular, “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer”, the Augusta Shares may cease to be listed on the TSX, NYSE MKT and FWB (or another designated stock exchange) following the completion of the Offer or, as applicable, a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Resident Augusta Shareholders who do not dispose of their Augusta Shares pursuant to the Offer are cautioned that, if the Augusta Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX, NYSE MKT and FWB) and Augusta ceases to be a “public corporation” for purposes of the Tax Act, the Augusta Shares will not be qualified investments for tax-free savings accounts (“TFSAs”) or trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans, registered disability savings plans or deferred profit sharing plans. Resident Augusta Shareholders who hold Augusta Shares in such manner should consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Taxation of Dividends on Hudbay Shares and the Disposition of Hudbay Shares or Hudbay Warrants

Dividends received or deemed to be received on Hudbay Shares by a Resident Augusta Shareholder who is an individual (including a trust) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from “taxable Canadian corporations”, as defined in the Tax Act. A dividend will be eligible for the enhanced gross-up and dividend tax credit for “eligible dividends”, as defined in the Tax Act, paid by taxable Canadian corporations, to the extent that such dividend is designated by the Offeror as an eligible dividend.

A Resident Augusta Shareholder that is a corporation will include dividends received or deemed to be received on Hudbay Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income.

Certain corporations, including “private corporations” and “subject corporations”, as such terms are defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 33 1/3% of the dividends received or deemed to be received on Hudbay Shares to the extent that such dividends are deductible in computing taxable income.

The disposition or deemed disposition of Hudbay Shares or Hudbay Warrants by a Resident Augusta Shareholder (other than to the Offeror) generally will result in a capital gain (or loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of such shares or warrants immediately prior to the disposition. See “Augusta Shareholders Resident in Canada — Taxation of Capital Gains and Losses” above for a general description of the treatment of capital gains (and losses) under the Tax Act.

Exercise of Hudbay Warrants

Generally, a Resident Augusta Shareholder will not be considered to have disposed of Hudbay Warrants on the receipt of an In-the-Money Settlement Notice or on the expiry of the period during which the Offeror may deliver an In-the-Money Settlement Notice.

If a Resident Augusta Shareholder has not received an In-the-Money Settlement Notice, such shareholder will not realize a capital gain (or loss) upon the exercise of a Hudbay Warrant to acquire a Hudbay Share. A Resident Augusta Shareholder’s cost of the Hudbay Share acquired upon exercise of such warrant will be the aggregate of the Resident Augusta Shareholder’s adjusted cost base of such warrant and the exercise price paid for such share.

If a Resident Augusta Shareholder receives an In-the-Money Settlement Notice, and receives only cash on the exercise of a Hudbay Warrant, such shareholder will realize a capital gain (or loss) at the time such shareholder exercises the Hudbay Warrant to the extent that the amount of cash received upon the exercise of the Hudbay Warrant, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base to such shareholder of the Hudbay Warrant immediately prior to exercising such warrant. Such capital gain (or loss) will be subject to the tax treatment described below under the heading “Augusta Shareholders Resident in Canada — Taxation of Capital Gains and Losses”.

If a Resident Augusta Shareholder receives an In-the-Money Settlement Notice, and receives only Hudbay Shares or a combination of Hudbay Shares and cash on the exercise of a Hudbay Warrant, the tax consequences to such shareholder under the Tax Act are unclear. Such shareholder may realize a capital gain (or loss) at the time such shareholder exercises the Hudbay Warrant to the extent that the fair market value of the Hudbay Shares or combination of Hudbay Shares and cash received upon the exercise of the Hudbay Warrant, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base to such shareholder of the Hudbay Warrant immediately prior to exercising such warrant. Such capital gain (or loss) would be subject to the tax treatment described above under the heading “Augusta Shareholders Resident in Canada — Taxation of Capital Gains and Losses”. In such circumstances, where a Resident Augusta Shareholder receives a Hudbay Share on the exercise of a Hudbay Warrant, such shareholder’s cost of the Hudbay Share acquired upon the exercise of the Hudbay Warrant will be the fair market value of such share.

Resident Augusta Shareholders who receive an In-the-Money Settlement Notice should consult their advisors with respect to the potential income tax consequences to them of exercising their Hudbay Warrants.

The Resident Augusta Shareholder’s adjusted cost base of any Hudbay Share acquired upon the exercise of a Hudbay Warrant (whether or not pursuant to an In-the-Money Settlement Notice) will be determined by averaging such cost with the adjusted cost base to the Resident Augusta Shareholder of all other Hudbay Shares owned by the Resident Augusta Shareholder as capital property immediately prior to exercising such warrant.

Expiry of Hudbay Warrants

In the event of the expiry of an unexercised Hudbay Warrant, a Resident Augusta Shareholder generally will realize a capital loss equal to the Resident Augusta Shareholder’s adjusted cost base of such warrant. Such capital loss will be subject to the tax treatment described above under the heading “Augusta Shareholders Resident in Canada — Taxation of Capital Gains and Losses”.

Eligibility of Hudbay Shares and Hudbay Warrants for Investment

Hudbay Shares and Hudbay Warrants will be “qualified investments”, as defined in the Tax Act, for a trust governed by a RRSP, a RRIF, a registered education savings plan, a registered disability savings plan, a TFSA, or a deferred profit sharing plan (each, a “Registered Plan”) at any particular time, provided that, at that time, (i) the Hudbay Shares and the Hudbay Warrants are listed on a “designated stock exchange” (which currently includes the TSX, NYSE MKT and FWB) or the Offeror is a “public corporation”, as defined in the Tax Act, or (ii) in the case of the Hudbay Warrants, the Offeror is not a “connected person” under the Registered Plan. For this purpose, a “connected person” under a Registered Plan is a person who is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the Registered Plan and any person who does not deal at arm’s length with that person.

Notwithstanding that the Hudbay Shares and Hudbay Warrants may be qualified investments for a TFSA or a trust governed by a RRSP or RRIF, the holder of a TFSA or an annuitant of a RRSP or RRIF, as applicable, will be subject to a penalty tax under the Tax Act in respect of Hudbay Shares or Hudbay Warrants held in a TFSA, RRSP or RRIF, as applicable, if such shares or warrants are a “prohibited investment”, as defined in the Tax Act, for such plan. The Hudbay Shares and Hudbay Warrants generally will not be prohibited investments unless the holder or annuitant, as the case may be, (i) does not deal at arm’s length with the Offeror for purposes of the Tax Act, or (ii) has a “significant interest” in the Offeror for purposes of the prohibited investment rules in the Tax Act.

Augusta Shareholders Not Resident in Canada

This part of the summary is generally applicable to an Augusta Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Augusta Shares in connection with carrying on a business in Canada (a “Non-Resident Augusta Shareholder”). This part of the summary is not applicable to Non-Resident Augusta Shareholders that are insurers carrying on an insurance business in Canada and elsewhere.

Disposition of Augusta Shares Pursuant to the Offer

A Non-Resident Augusta Shareholder who receives Hudbay Shares and Hudbay Warrants pursuant to the Offer will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Augusta Shares pursuant to the Offer unless such Augusta Shares constitute “taxable Canadian property” other than “treaty-protected property”, as defined in the Tax Act, of such shareholder.

Generally, an Augusta Share will not be “taxable Canadian property” to a Non-Resident Augusta Shareholder at a particular time provided that such share is listed on a “designated stock exchange”, as defined in the Tax Act, (which currently includes the TSX, NYSE MKT and FWB) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Augusta Shareholder, persons with whom the Non-Resident Augusta Shareholder did not deal at arm’s length, or the Non-Resident Augusta Shareholder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Augusta, and (ii) more than 50% of the fair market value of the Augusta Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, or options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Augusta Shares may be deemed to be taxable Canadian property to the Non-Resident Augusta Shareholder. Non-Resident Augusta Shareholders whose Augusta Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Even if the Augusta Shares are taxable Canadian property to a Non-Resident Augusta Shareholder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Augusta Shares will not be included in completing the Non-Resident Augusta Shareholder’s taxable income for purposes of the Tax Act, provided that the Augusta Shares constitute “treatyprotected property” of such Augusta Shareholder. Augusta Shares owned by a Non-Resident Augusta Shareholder will generally be treaty-protected property if the gain from the disposition of such shares would, because of an applicable income tax treaty, be exempt from tax under the Tax Act.

The income tax consequences of a disposition of Augusta Shares by a Non-Resident Augusta Shareholder whose Augusta Shares are taxable Canadian property other than treaty-protected property for purposes of the Tax Act generally will be as described under the heading “Augusta Shareholders Resident in Canada — Disposition of Augusta Shares Pursuant to the Offer — No Section 85 Election”.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of disposing of their Augusta Shares for Hudbay Shares and Hudbay Warrants pursuant to the Offer having regard to their particular circumstances.

Disposition of Augusta Shares Pursuant to a Compulsory or Compelled Acquisition

As described in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Compulsory Acquisition”, and “Acquisition of Augusta Shares Not Deposited Under the Offer — Compelled Acquisition”, the Offeror may, in certain circumstances, acquire or be required to acquire Augusta Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

A Non-Resident Augusta Shareholder whose Augusta Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Augusta Shares by way of a Compulsory Acquisition or a Compelled Acquisition. Whether an Augusta Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition or a Compelled Acquisition generally will be determined as described under the heading “Augusta Shareholders Not Resident in Canada — Disposition of Augusta Shares Pursuant to the Offer” except that more stringent rules may be applied where the Augusta Shares cease to be listed on a designated stock exchange, as described under the heading “Augusta Shareholders Not Resident in Canada — Potential Delisting”.

The income tax consequences of a disposition of Augusta Shares by a Non-Resident Augusta Shareholder whose Augusta Shares are taxable Canadian property other than treaty-protected property for purposes of the Tax Act generally will be as described above under the heading “Augusta Shareholders Resident in Canada — Disposition of Augusta Shares Pursuant to the Offer — No Section 85 Election”.

Generally, where interest is paid or credited to a Non-Resident Augusta Shareholder in connection with a Compulsory Acquisition, the Non-Resident Augusta Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Augusta Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Augusta Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described in Section 15 of the Circular, “Acquisition of Augusta Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction” and “Acquisition of Augusta Shares Not Deposited Under the Offer — Other Alternatives”, if the Offeror does not acquire all of the Augusta Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Augusta Shares.

The income tax treatment to a Non-Resident Augusta Shareholder of a Subsequent Acquisition Transaction or other alternative will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Augusta Shares under the Offer and will depend on the particular form and circumstances of the transaction.

Depending on the form of the alternative transaction, a Non-Resident Shareholder may realize a capital gain (or loss) and/or be deemed to receive a dividend. Whether or not a Non-Resident Augusta Shareholder would be subject to tax under the Tax Act on any such capital gain generally would depend on whether the Augusta Shares are “taxable Canadian property” of the Non-Resident Augusta Shareholder for purposes of the Tax Act at the time of the disposition and whether the Non-Resident Augusta Shareholder is entitled to relief under an applicable tax treaty or convention.

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Augusta Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention. For example, under the Canada-United States Tax Convention (1980), as amended (the “Convention”), where dividends are paid to or derived by a Non-Resident Augusta Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Generally, where interest is paid or credited to a Non-Resident Augusta Shareholder in connection with a Subsequent Acquisition Transaction or other alternative, the Non-Resident Augusta Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Non-Resident Augusta Shareholder.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Augusta Shares acquired pursuant to a Subsequent Acquisition Transaction or other alternative.

Potential Delisting

As described in Section 19 of the Circular, “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer”, the Augusta Shares may cease to be listed on the TSX, NYSE MKT and FWB (or another designated stock exchange) following the completion of the Offer and may not be listed on the TSX, the NYSE MKT or FWB (or another designated stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Augusta Shareholders who do not dispose of their Augusta Shares pursuant to the Offer are cautioned that Augusta Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Augusta Shareholder if, at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Augusta Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Augusta Shares may be deemed to be taxable Canadian property.

If the Augusta Shares are taxable Canadian property of the Non-Resident Augusta Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Augusta Shareholder for purposes of the Tax Act, the Non-Resident Augusta Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on a disposition. Furthermore, if the Augusta Shares are not listed on a recognized stock exchange (which currently includes the TSX, NYSE MKT and FWB) at the time of their disposition and are not treaty-protected property of the Non-Resident Augusta Shareholder for purposes of the Tax Act, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Augusta Shareholder with the result that, among other things, unless the Offeror has received a clearance certificate issued pursuant to section 116 of the Tax Act relating to the disposition of a Non-Resident Augusta Shareholder’s Augusta Shares, the Offeror may deduct or withhold 25% from any payment made to the Non-Resident Augusta Shareholder and will remit such amount to the Receiver General of Canada on account of the Non-Resident Augusta Shareholder’s liability for tax under the Tax Act.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of not disposing of their Augusta Shares under the Offer and of any potential delisting of the Augusta Shares.

Taxation of Dividends on Hudbay Shares and the Disposition of Hudbay Shares or Hudbay Warrants

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Augusta Shareholder on Hudbay Shares will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding tax to which the Non-Resident Augusta Shareholder is entitled under any applicable tax treaty or convention that is in force at the time of the payment, credit or deemed payment or credit of such dividends. For example, under the Convention, where dividends are paid to or derived by a Non-Resident Augusta Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

The disposition or deemed disposition of Hudbay Shares or Hudbay Warrants by a Non-Resident Augusta Shareholder (other than to the Offeror) will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of such shares or warrants unless such shares or warrants constitute taxable Canadian property other than treaty-protected property. Hudbay Warrants will not constitute taxable Canadian property unless Hudbay Shares constitute taxable Canadian property. The circumstances in which Hudbay Shares may constitute taxable Canadian property generally will be the same as described under the heading “Augusta Shareholders Not Resident in Canada — Disposition of Augusta Shares Pursuant to the Offer”. If the Hudbay Shares and Hudbay Warrants are taxable Canadian property of the Non-Resident Augusta Shareholder at the time of their disposition, and are not treaty-

protected property of the Non-Resident Augusta Shareholder for purposes of the Tax Act, the Non-Resident Augusta Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on a disposition thereof.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of disposing of taxable Canadian property that is not treaty-protected property.

Exercise of Hudbay Warrants

Generally, a Non-Resident Augusta Shareholder will not be considered to have disposed of Hudbay Warrants on the receipt of an In-the-Money Settlement Notice or on the expiry of the period during which the Offeror may deliver an In-the-Money Settlement Notice.

If a Non-Resident Augusta Shareholder has not received an In-the-Money Settlement Notice, such shareholder will not realize a capital gain (or loss) upon the exercise of a Hudbay Warrant to acquire a Hudbay Share. A Non-Resident Augusta Shareholder’s cost of the Hudbay Share acquired upon exercise of such warrant will be the aggregate of the Non-Resident Augusta Shareholder’s adjusted cost base of such warrant and the exercise price paid for such share.

If a Non-Resident Augusta Shareholder receives an In-the-Money Settlement Notice, such shareholder will not be subject to tax under the Tax Act on any capital gain realized on the exercise of a Hudbay Warrant unless such warrant constitutes taxable Canadian property other than treaty-protected property. The circumstances in which Hudbay Warrants may constitute taxable Canadian property generally will be the same as described under the heading “Augusta Shareholders Not Resident in Canada — Taxation of Dividends on Hudbay Shares and the Disposition of Hudbay Shares or Hudbay Warrants”. If a Non-Resident Augusta Shareholder receives an In-the-Money Settlement Notice and the Hudbay Warrants are taxable Canadian property of the Non-Resident Augusta Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Augusta Shareholder for purposes of the Tax Act, the tax consequences arising on the exercise of such warrants by such shareholder generally will be the same as is described under the heading “Augusta Shareholders Resident in Canada - Exercise of Hudbay Warrants”.

The Non-Resident Augusta Shareholder’s adjusted cost base of any Hudbay Share acquired upon the exercise of a Hudbay Warrant (whether or not pursuant to an In-the-Money Settlement Notice) will be determined by averaging such cost with the adjusted cost base to the Non-Resident Augusta Shareholder of all other Hudbay Shares owned by the Non-Resident Augusta Shareholder as capital property immediately prior to exercising such warrant.

Non-Resident Augusta Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of disposing of taxable Canadian property that is not treaty-protected property.

Expiry of Hudbay Warrants

The tax consequences realized by a Non-Resident Augusta Shareholder upon the expiry of an unexercised Hudbay Warrant that constitutes taxable Canadian property and that is not treaty-protected property generally will be the same as described under the heading “Augusta Shareholders Resident in Canada — Expiry of Hudbay Warrants”.”

The following definitions are added to the “Glossary” section of the Original Offer and Circular (in each case, in alphabetical order in relation to the other defined terms set out therein):

“Electing Shareholder” means a beneficial holder of Augusta Shares who is (i) a Resident Augusta Shareholder and not exempt from tax under Part I of the Tax Act, or (ii) a partnership, any member of which is a Resident Augusta Shareholder (other than a partnership, all members of which who are residents of Canada are exempt from tax under Part I of the Tax Act), and who elects the Rollover Option in the Letter of Transmittal;

“In-the-Money Settlement Notice” means a written notice issued by the Offeror at least 60 days before the then applicable Warrant Expiry Date electing to satisfy its obligations in respect of the Hudbay Warrants exercised effective upon the Warrant Expiry Date by payment of their “in-the-money” value pursuant to the Warrant Indenture;

“Rollover Option” means the option of an Electing Shareholder to tender Augusta Shares pursuant to the Offer on a full or partial tax-deferred basis for purposes of the Tax Act pursuant to a Section 85 Election;

“Section 85 Election” means a joint election with the Offeror pursuant to subsection 85(1) or (2) of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation), as described in Section 20 of the Circular, “Principal Canadian Federal Income Tax Considerations — Augusta Shareholders Resident in Canada — Disposition of Augusta Shares Pursuant to the Offer — Section 85 Election”;

11.                               Changes to U.S. Tax Disclosure

The paragraphs under the heading “How will U.S. Holders of Augusta Shares be treated for U.S. federal income tax purposes?” on page vi of the Offer and Circular are hereby deleted and replaced with the following:

Subject to certain exceptions and limitations, if the exchange of Augusta Shares for Hudbay Shares and Hudbay Warrants is considered part of a reorganization for U.S. federal income tax purposes, (i) no loss will be recognized by U.S. Holders (as defined in Section 21 of the Circular, “U.S. Federal Income Tax Considerations”) upon the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares and (ii) gain, if any, may be recognized, but in an amount not in excess of the value of the Hudbay Warrants. A determination of whether the exchange qualifies as a reorganization will depend in part on the number of Augusta Shares tendered in the Offer, the details of any Compulsory Acquisition or Subsequent Acquisition Transaction and the manner in which the Hudbay Warrants are treated for purposes of the U.S. federal income tax reorganization rules.  If the exchange qualifies as a reorganization, the U.S. federal income tax treatment of a U.S. Holder that realizes gain will depend on the characterization of the Hudbay Warrants for U.S. federal income tax purpose.

If the exchange is not considered part of a reorganization for U.S. federal income tax purposes, the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Offer will be fully taxable for U.S. federal income tax purposes. U.S. Holders that receive cash for their Augusta Shares as a result of the exercise of dissent rights will recognize taxable gain or loss.

See Section 21 of the Offer, “United States Federal Income Tax Considerations”.

The paragraphs under the heading “United States Federal Income Tax Considerations” on page 7 of the Offer and Circular are hereby deleted and replaced with the following:

Subject to certain exceptions and limitations, if the exchange of Augusta Shares for Hudbay Shares and Hudbay Warrants is considered part of a reorganization for U.S. federal income tax purposes, (i) no loss will be recognized by U.S. Holders  (as defined in Section 21 of the Circular, “U.S. Federal Income Tax Considerations”) upon the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares and (ii) gain, if any, may be recognized, but in an amount not in excess of the value of the Hudbay Warrants.  A determination of whether the exchange qualifies as a reorganization will depend in part on the number of Augusta Shares tendered in the Offer, the details of any Compulsory Acquisition or Subsequent Acquisition Transaction and the manner in which the Hudbay Warrants are treated for purposes of the U.S. federal income tax reorganization rules.  If the exchange qualifies as a reorganization, the U.S. federal income tax treatment of a U.S. Holder that realizes gain will depend on the characterization of the Hudbay Warrants for U.S. federal income tax purpose.

If the exchange is not considered part of a reorganization for U.S. federal income tax purposes, the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Offer will be fully taxable for U.S. federal income tax purposes. U.S. Holders that receive cash for their Augusta Shares as a result of the exercise of dissent rights will recognize taxable gain or loss.

Subject to certain exceptions, Non-U.S. Holders (as defined in Section 21 of the Circular, “U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income or withholding tax upon the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Offer or upon the receipt of cash for its Augusta Shares as a result of such holder’s exercise of dissent rights.

The foregoing is only a brief summary of U.S. federal income tax consequences and is qualified by the more detailed general description of the discussion under Section 21 of the Circular, “U.S. Federal Income Tax Considerations”. Augusta Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares.

Section 21 of the Circular in the Original Offer and Circular, “U.S. Federal Income Tax Considerations”, is hereby deleted and replaced by the following:

The following discussion, subject to the limitations and conditions set forth herein, addresses material U.S. federal income tax consequences of exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants pursuant to the Offer. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative rulings of the IRS and judicial decisions of the U.S. courts, in each case as in effect on the date hereof. Changes in the laws may alter the U.S. federal income tax treatment discussed in this summary, possibly with retroactive effect.

This discussion is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the United States. In addition, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax, or the alternative minimum tax, and does not address the Medicare tax on net investment income. This discussion is only applicable to U.S. Holders (as defined below) that receive Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Offer or that receive cash for Augusta Shares as a result of the exercise of dissent rights, and that hold Augusta Shares, Hudbay Shares and Hudbay Warrants, as applicable, as “capital assets” (generally for investment purposes) and, in addition, does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a holder of Augusta Shares, Hudbay Shares,  or Hudbay Warrants, including the consequences to any Holder of a transaction other than the Offer in which it participates to acquire Augusta Shares in order to participate in the Offer, nor to a holder of Augusta Shares, Hudbay Shares or Hudbay Warrants subject to special treatment under U.S. federal income tax law, including, but not limited to:

•                  a person that will own 5% or more (by voting power or value, taking into account certain attribution rules) of the issued and outstanding Hudbay Shares;

•                  a broker, dealer or trader in securities or currencies;

•                  a bank, mutual fund, life insurance company or other financial institution;

•                  a tax-exempt organization;

•                  a real estate investment trust or regulated investment company;

•                  a qualified retirement plan or individual retirement account;

•                  a person who acquired its Augusta Shares in a compensatory transaction;

•                  a person that holds or will hold its Augusta Shares, Hudbay Shares, or Hudbay Warrants as part of a straddle, hedge, wash sale, synthetic security, conversion transaction, constructive sale or other integrated transaction for tax purposes;

•                  a Non-U.S. Holder (as defined below) who is or has previously been engaged in the conduct of a trade or business in the U.S. or who has ceased to be a U.S. citizen or to be taxed as a U.S. resident alien; or

•                  a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar.

It is assumed for purposes of this summary that each of the Offeror and Augusta is not, has not at any time been and will not, after the exchange, be a “controlled foreign corporation”, as defined in Section 957(a) of the Code.

Holders of Augusta Shares are urged to consult their own tax advisors regarding the tax consequences of the exchange of Augusta Shares for Hudbay Shares and Hudbay Warrants, and the ownership and disposition of Hudbay Shares and Hudbay Warrants in light of their particular circumstances, as well as the tax consequences under state, local and non-United States tax law and the possible effects of changes in tax law.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of an Augusta Share, Hudbay Share, or Hudbay Warrant, as the case may be, who is, for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust (X) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Holder” means any person who owns Augusta Shares, Hudbay Shares, or Hudbay Warrants, as the case may be, and who is not a U.S. Holder or a partnership.

If a partnership or other “pass-through” entity holds Augusta Shares, the tax treatment of an owner of such “pass-through” entity generally will depend upon the status of such owner and upon the activities of the “pass-through” entity. An owner of a “pass-through” entity holding Augusta Shares should consult such owner’s tax advisor regarding the specific tax consequences of exchanging Augusta Shares pursuant to the Offer.

U.S. Holders

Consequences of Exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants Pursuant to the Offer

The U.S. federal income tax consequences of exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants pursuant to the Offer will depend on a number of factors. It is possible that the exchange will be considered part of a reorganization within the meaning of Section 368(a) of the Code, and that the Offeror and Augusta will each be treated as a party to the reorganization. Whether or not the exchange will be considered part of a reorganization within the meaning of Section 368(a) of the Code is, however, currently uncertain.  Such a determination will depend on a number of factors, including the number of Augusta Shares that are tendered as part of the Offer, whether any holders receive a cash payment as a result of exercising their Dissent Rights and the source of any such payment, whether a Compulsory Acquisition or Subsequent Acquisition Transaction occurs, the amount and type of consideration that is used in any such Compulsory Acquisition or Subsequent Acquisition Transaction and the manner in which the Hudbay Warrants are treated for purposes of the U.S. federal income tax reorganization rules.  Many of these facts and circumstances will only become known after the Expiry Date or at such later date at which the Offeror may pursue a Compulsory Acquisition or a Subsequent Acquisition Transaction.  The following discussion therefore provides a description of the U.S. federal income tax consequences of the alternative consequences of the Offer if it is or is not a reorganization. No ruling from the IRS or opinion of counsel has been or will be sought regarding the tax consequences of the transactions described herein, and the IRS or the courts may disagree with this discussion.

Tax Consequences if the Exchange of Augusta Shares for Hudbay Shares and Hudbay Warrants pursuant to the Offer is part of a Reorganization

If the exchange of Augusta Shares for Hudbay Shares and Hudbay Warrants pursuant to the Offer is part of a reorganization within the meaning of Section 368(a) of the Code then, subject to the discussion below relating to the possible application of the “passive foreign investment company” (“PFIC”) rules, the following consequences for a U.S. Holder of Augusta Shares will result:

•                  No loss will be recognized upon the receipt of Hudbay Shares and Hudbay Warrants in the exchange.

•                  If the Hudbay Warrants are considered a “right to acquire” Hudbay Shares for purposes of the U.S. federal income tax reorganization rules, then

•                  no gain will be recognized;

•                  the aggregate tax basis of the Hudbay Shares and Hudbay Warrants received by a U.S. Holder of Augusta Shares will equal the aggregate tax basis of the Augusta Shares such holder surrendered in the exchange; and

•                  the holding period of the Hudbay Shares and Hudbay Warrants received in the exchange will include the U.S. Holder’s holding period in the Augusta Shares surrendered in such exchange.

•                  If the Hudbay Warrants are not considered a “right to acquire” Hudbay Shares for purposes of the U.S. federal income tax reorganization rules, then

•                  gain, if any, will be recognized in an amount not in excess of the value of the Hudbay Warrants — gain, if any, will equal to the difference between (i) the sum of the U.S. dollar fair market value of any Hudbay Shares and Hudbay Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Shares surrendered;

•                  the aggregate tax basis of the Hudbay Shares  received by a U.S. Holder of Augusta Shares will equal the aggregate tax basis of the Augusta Shares such holder surrendered in the exchange, increased by the amount of gain recognized, if any, and decreased by the value of the Hudbay Warrants received;

•                  the aggregate tax basis of the Hudbay Warrants received will equal their fair market value;

•                  the holding period of the Hudbay Shares received in the exchange will include the U.S. Holder’s holding period in the Augusta Shares surrendered in such exchange; and

•                  the holding period of the Hudbay Warrants will begin on the day after the exchange.

Notwithstanding the foregoing, different rules will apply if (i) Augusta is classified as a PFIC within the meaning of Section 1297 of the Code for any taxable year during which a U.S. Holder holds Augusta Shares, (ii) the Offeror is not a PFIC within the meaning of Section 1297 for the taxable year that includes the date on which the exchange occurs, and (iii) the U.S. Holder did not make a timely election with respect to those shares to treat Augusta as a “qualified electing fund” pursuant to Section 1295 of the Code effective from the start of the U.S. Holder’s holding period for such Augusta Shares, or an election from the inception of its holding period to mark the Augusta Shares to market (a “Non-Electing Holder”).  Under Section 1291(f) of the Code, transfers of stock in a PFIC in a reorganization under Section 368(a) result in gain recognition to the extent provided in regulations. Under Proposed Treasury Regulations, a Non-Electing Holder would recognize gain (but not loss) if the Arrangement qualified as a reorganization, the Offeror is not a PFIC for its taxable year that includes the day after the Effective Date, and the Proposed Treasury Regulations are finalized and made applicable to the Arrangement. Any such gain would be treated as gain from the disposition of a PFIC and would be subject to special rules and interest charges described in Section 1291 of the Code and summarized below under the heading “Passive Foreign Investment Company.” A U.S. Holder of Augusta Shares that is subject to the rule described immediately above would have an aggregate tax basis in the Hudbay Shares and Hudbay Warrants received pursuant to the Offer equal to the fair market value of those shares and warrants and the U.S. Holder’s holding period for those Hudbay Shares and Hudbay Warrants will begin on the date following the receipt of the Hudbay Shares and Hudbay Warrants. U.S. Holders must report gain from the disposition of a PFIC on IRS form 8621.  As described below under “Passive Foreign Investment Company,” the Offeror does not believe that it will be classified as a PFIC for its current taxable year. In public filings from prior years, Augusta has indicated that it may be a PFIC.  However, no assurances can be provided regarding whether Augusta currently is or has ever been a PFIC or whether the Offeror currently is or will become a PFIC.  The Proposed Regulations state that they are to be effective for transactions occurring on or after April 11, 1992. If the Proposed Regulations are adopted in their current form, the tax consequences to a Non-Electing Holder should be as set forth in this paragraph. However, because the Proposed Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that taxpayers may apply reasonable interpretations of Code provisions applicable to PFICs and that it considers the rules set forth in the Proposed Regulations to be reasonable interpretations of those Code provisions.

Tax Consequences if the Exchange of Augusta Shares for Hudbay Shares and Hudbay Warrants Pursuant to the Offer is not part of a Reorganization

If the exchange of Augusta Shares for Hudbay Shares and Hudbay Warrants pursuant to the Offer is not part of a reorganization within the meaning of Section 368(a) of the Code, the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Offer will be fully taxable for U.S. federal income tax purposes. In such an exchange, a U.S. Holder would recognize gain or loss equal to the difference between (i) the sum of the U.S. dollar fair market value of any Hudbay Shares and Hudbay Warrants received and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Shares surrendered. If Augusta is not a PFIC, any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Augusta Shares exceeds one year upon the consummation of the exchange pursuant to the Offer. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If Augusta is a PFIC as to a U.S. Holder, unless the U.S. Holder has made a timely and proper QEF election or if applicable, a mark-to-market election, the amount of U.S. federal income tax on gain recognized by a U.S. Holder upon the consummation of the exchange pursuant to the Offer would be subject to special rules and interest charges described in Section 1291 of the Code and summarized below under the heading “Passive Foreign Investment Company.” However, if the U.S. Holder has made a timely and proper QEF election with respect to its Augusta shares, then the PFIC rules described above will not apply and the U.S. Holder will be subject to tax on the exchange in the manner described in the immediately preceding paragraph. A U.S. Holder that made a mark-to-market election with respect to its Augusta Shares is not subject to the rules and charges in Section 1291 of the Code but is subject to special rules under the mark-to-market regime that are not further discussed here.  A U.S. Holder should consult its tax advisor regarding the application of the PFIC rules to the exchange.

Tax Consequences of a Receipt of Cash Pursuant to Dissent Rights

A U.S. Holder that receives cash for its Augusta Shares as a result of such holder’s exercise of dissent rights will recognize gain or loss equal to the difference between (i) the U.S. dollar value of the cash received in connection with the exercise of dissent rights, and (ii) the U.S. Holder’s adjusted tax basis in the Augusta Shares surrendered. If Augusta is not a PFIC as to such U.S. Holder, any such gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Augusta Shares exceeds one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with the exercise of dissent rights. See “Foreign Currency Considerations” below.  If Augusta is a PFIC as to such U.S. Holder, it would be subject to the PFIC rules described above.

Consequences of a Disposition of Augusta Shares Pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction

The U.S. federal income tax consequences of disposing of Augusta Shares pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction cannot be determined at this time.  Depending on the facts and circumstances, a person that disposes of Augusta Shares pursuant to a Compulsory Acquisition, Compelled Acquisition or Subsequent Acquisition Transaction may be treated as disposing of such shares in a taxable transaction or a transaction treated as a reorganization for U.S. federal income tax purposes.  A holder of Augusta Shares should consult its own tax advisor regarding the U.S. federal income tax consequences of disposing of Augusta Shares in a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Tax Consequences of Owning and Disposing of Hudbay Shares and Hudbay Warrants

Distributions on Hudbay Shares

Subject to the discussion under “Passive Foreign Investment Company” below, the gross amount of distributions, if any, payable on Hudbay Shares, including any Canadian taxes withheld, generally will be treated as a foreign source dividend to the extent paid out of current or accumulated earnings and profits, and generally will be “passive category income” for U.S. foreign tax credit purposes. A distribution on Hudbay Shares in excess of current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such shares and, to the extent in excess of adjusted basis, as capital gain. See “Sale or Other Disposition of Hudbay Shares” below. There can be no assurance that the Offeror will determine its earnings and profits on the basis of U.S. federal income tax principles, and U.S. Holders of Hudbay Shares should assume that distributions will generally be reported to them as a “dividend” for U.S. federal income tax purposes.

Dividends paid to a U.S. Holder that is a corporation will not be eligible for the dividends received deduction generally available to corporations. Dividends paid by a domestic corporation or “qualified foreign corporation” to an individual U.S. Holder are subject to a maximum 20% U.S. federal income tax rate if certain holding period requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program. Hudbay Shares are listed on the New York Stock Exchange.  In addition, there is currently a tax treaty in effect between the United States and Canada which the Secretary of Treasury has determined is satisfactory for these purposes and the Offeror believes it should be eligible for the benefits of the treaty. Therefore, assuming it is not a PFIC as discussed below, the Offeror believes that it will be a “qualified foreign corporation” for this purpose, although there can be no assurance that it will always qualify and each U.S. Holder should consult its own tax advisor regarding the treatment of dividends received on the Hudbay Shares.

Subject to certain limitations, a U.S. Holder generally will be entitled to a credit against its U.S. federal income tax liability for Canadian income taxes withheld by the Offeror. Alternatively, a U.S. Holder may elect to claim a deduction for such Canadian income taxes in computing its U.S. federal taxable income for a taxable year, provided that the election shall apply to all foreign income taxes paid or accrued by the U.S. Holder for the taxable year. U.S. Holders that are eligible for benefits under the Canada-United States income tax treaty but who fail to provide the necessary documentation to qualify for benefits under the treaty will not be entitled to a foreign tax credit for the amount of any Canadian taxes withheld in excess of the applicable treaty rate. To the extent a U.S. Holder has claimed a reduced U.S. tax rate on dividends from a “qualified foreign corporation,” this will affect the computation of the foreign tax credit. The calculation of U.S. foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should, therefore, consult their own tax advisors regarding the application of the U.S. foreign tax credit rules.

Sale or Other Disposition of Hudbay Shares

Subject to the discussion below under “Passive Foreign Investment Company”, a U.S. Holder who sells or otherwise disposes of Hudbay Shares in a taxable disposition will recognize a gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Hudbay Shares is more than one year at the time of the sale or other disposition. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Hudbay Shares. See “Foreign Currency Considerations” below.

Exercise, Lapse, Sale or Other Taxable Disposition of Hudbay Warrants

A U.S. Holder of a Hudbay Warrant should not recognize gain or loss as a result of the U.S. Holder’s receipt of Hudbay Shares in exchange for the Exercise Price upon exercise of a Hudbay Warrant. A U.S. Holder’s adjusted tax basis in the Hudbay Shares received in connection with the exercise of a Hudbay Warrant where the U.S. Holder pays the Exercise Price will be an amount equal to the sum of (i) the U.S. Holder’s adjusted tax basis in the Hudbay Warrants exercised plus (ii) the amount of the Exercise Price paid. If a Hudbay Warrant lapses without exercise, the

U.S. Holder will recognize capital loss in an amount equal to the U.S. Holder’s adjusted tax basis in the Hudbay Warrants.  A U.S. Holder’s holding period for Hudbay Shares received upon exercise of a Hudbay Warrant in exchange for cash payment of the Exercise Price will commence following the exercise of the Hudbay Warrant.  A U.S. Holder that receives cash in lieu of a fractional Hudbay Share in connection with the exercise of a Hudbay Warrant may be treated as disposing of a portion of its Hudbay Warrant for such cash payment, in which case the holder would recognize gain or loss measured by the difference between the amount of cash received and the holder’s adjusted tax basis in the portion of the Hudbay Warrant that reflects the right to acquire the fractional share.  The U.S. federal income tax treatment of the receipt of cash in lieu of a fractional Hudbay Share in connection with the exercise of a Hudbay Warrant is uncertain and a different tax treatment is possible.

The U.S. federal income tax consequences are not clear in a situation where a U.S. Holder does not pay the cash Exercise Price because an In-the-Money-Notice is issued, and instead receives a net number of Hudbay Shares having a value equal to the value of the Hudbay Warrant at the expiry time.  In that case, if the Hudbay Warrant is treated as a “a right to acquire stock” within the meaning of the U.S. federal income tax reorganization rules, the receipt of Hudbay Shares in satisfaction of the Hudbay Warrant could be treated as a “recapitalization” for U.S. federal income tax purposes.  If the exchange is treated as a recapitalization, no gain or loss would be recognized on the receipt of Hudbay Shares, the U.S. Holder would have a tax basis in the Hudbay Shares received equal to the holder’s tax basis in its Hudbay Warrant, and the U.S. Holder’s holding period in the Hudbay Shares received in satisfaction of the Hudbay Warrant would include its holding period in the Hudbay Warrant.  Alternatively, the U.S. Holder may be deemed to have exercised its Hudbay Warrants in exchange for the relevant number of Hudbay Shares with the tax consequences described in the preceding paragraph, and then as having sold a number of Hudbay Shares having a value equal to the aggregate Exercise Price, with a portion of such sale proceeds then deemed paid to the Offeror in satisfaction of the cash Exercise Price.  In that case, a U.S. Holder will have gain or loss on the shares deemed acquired and sold based upon the difference between the fair market value of those shares and the holder’s tax basis in those shares as determined under the preceding paragraph.  The U.S. Holder would have a tax basis in the retained shares equal to the sum of the fair market value of the Hudbay Warrant that is attributable to such number of shares and the Exercise Price for those shares.  A U.S. Holder will have a holding period in the Hudbay Shares it continues to own that starts on the day after the Warrant Expiry Date.

If a U.S. Holder does not pay the cash Exercise Price because an In-the-Money-Notice is issued, and instead receives a cash payment from the Offeror in settlement of the Hudbay Warrant, such cash payment should give rise to gain or loss for the U.S. Holder measured by the difference between the amount of the cash payment and the U.S. Holder’s adjusted tax basis in the Hudbay Warrant.  Such gain or loss should generally be capital gain or loss.

Upon the sale, retirement or other taxable disposition of a Hudbay Warrant other than in connection with the exercise of the Hudbay Warrant, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor and the U.S. Holder’s tax basis in the Hudbay Warrant. Any such gain or loss recognized by a holder upon the sale, retirement or other taxable disposition of a Hudbay Warrant will be capital gain or loss and will be long-term capital gain or loss if the warrant has been held for more than one year.

The Exercise Price and conversion rate of the Hudbay Warrants is subject to adjustment under certain circumstances.  U.S. Treasury regulations promulgated under Section 305 of the Code might treat a U.S. Holder of Hudbay Warrants as having received a constructive distribution that would be includable in the U.S. Holder’s income if, and to the extent that, certain adjustments in the Exercise Price or conversion rate increases the proportionate interest of a U.S. Holder in Hudbay’s earnings and profits.  In addition, under certain circumstances, the failure to adjust the conversion rate may result in a constructive distribution.  Thus, under certain circumstances, a U.S. Holder may recognize income in the event of a constructive distribution even though they may not receive any cash, securities or other property.  Adjustments to the Exercise Price or conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution of the Hudbay Warrants, however, will generally not be considered to result in a constructive distribution.

Passive Foreign Investment Company

Special adverse U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying the relevant look-through rules with respect to the income and assets of subsidiaries, either:

•                  at least 75% of its gross income is “passive income”; or

•                  at least 50% of the gross average quarterly value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions. However, passive income does not include gains arising from “qualified active sales” of commodities.

Based on current estimates of the Offeror’s income, current estimates of the value of its assets, the nature of its business, and taking into account the exceptions to the PFIC rules discussed above, the Offeror does not believe that it will be classified as a PFIC for its current taxable year. However, there can be no assurance in this regard because the application of the relevant rules is complex and the manner in which the exceptions to the PFIC rules should be applied is uncertain and also involves inherently factual determinations that are affected by how the Offeror conducts its business. Additionally, the PFIC determination is made annually and is based on the portion of the Offeror’s assets and income that is characterized as passive under the PFIC rules. Its PFIC status will depend, in part, on the market valuation of its shares, and the value of goodwill, which it cannot control. Moreover, the Offeror’s business plans may change, which may affect the PFIC determination in future years.

If the Offeror is or becomes a PFIC, the tax imposed on any gain realized on a sale or other disposition of its shares or with respect to the sale, disposition, lapse, or possibly exercise, of Hudbay Warrants and certain “excess distributions” (generally distributions in excess of 125% of the average distributions over a three-year period or, if shorter, the U.S. Holder’s holding period for the shares) will be increased by an interest charge to compensate for tax deferral, and the amount of income tax, before the imposition of the interest charge, will be calculated as if such gain was earned rateably over the period the U.S. Holder held its shares and was subject to U.S. federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the U.S. Holder.

If the Offeror is treated as a PFIC, the rules described in the foregoing paragraph can be mitigated with respect to the Hudbay Shares by a U.S. Holder that makes a QEF election.  However, there can be no assurance that the Offeror will provide the information a U.S. Holder would need to make a QEF election.  The QEF election generally may not be made with respect to the Hudbay Warrants.  Alternatively, a U.S. Holder may make a mark-to-market election for Hudbay Shares if the shares constitute “marketable stock” as defined in the U.S. Treasury regulations. The Hudbay Shares will be “marketable stock” if they are “regularly traded” on a “qualified exchange or other market.” There can be no assurance that the Hudbay Shares will be considered “marketable stock” for this purpose. If a mark-to-market election were made, a U.S. Holder would take into account each year the appreciation or depreciation in value of its Hudbay Shares as if the shares were sold at fair market value at the end of the year. Such appreciation or depreciation generally would be treated as ordinary income or (subject to limitations) ordinary loss. Any gains on an actual disposition of Hudbay Shares would be ordinary income, and any loss up to the amount of prior ordinary income/gain inclusions with respect to the shares will be ordinary loss. If the Offeror is determined to be a PFIC, the interest charge regime described above could be applied to indirect distributions or gains deemed to be attributable to U.S. Holders in respect of any of the Offeror’s subsidiaries that may also be determined to be a PFIC, and there is a significant risk that indirect interests in any subsidiary PFIC will not be covered by this mark-to-market election.

U.S. Holders owning shares of a PFIC are subject to additional information reporting requirements with respect to their shares. U.S. Holders should consult their own tax advisors regarding any additional information reporting that may be required if the Offeror were to be classified as a PFIC.

U.S. Holders should consult their own independent tax advisors regarding the application of the PFIC rules to the Shares and the availability and advisability of making a mark-to-market or QEF election in their particular circumstances.

Foreign Currency Considerations

A U.S. Holder that receives Canadian dollars in connection with the exercise of dissent rights or as a result of a distribution on or a sale or other disposition of Hudbay Shares or Hudbay Warrants and converts such Canadian dollars into U.S. dollars on the day the amount is otherwise includible in income for U.S. federal income tax purposes generally will not be required to recognize gain or loss arising from exchange rate fluctuations. A U.S. Holder that receives Canadian dollars and converts them into U.S. dollars subsequent to such day will generally have foreign exchange gain or loss based on any appreciation or depreciation in the value of the Canadian dollar against the U.S. dollar, which generally will be U.S. source ordinary gain or loss.

Non-U.S. Holders

Consequences of Exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants or the Receipt of Cash Pursuant to Dissent Rights

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax for U.S. federal income tax purposes upon the receipt of Hudbay Shares and Hudbay Warrants in exchange for Augusta Shares pursuant to the Offer or upon the receipt of cash for its Augusta Shares as a result of such holder’s exercise of dissent rights. However, a Non-U.S. Holder may recognize gain taxable in the United States if either of the following conditions applies:

•                  such gain is attributable to an office or other fixed place of business in the United States and, if an applicable income tax treaty so provides, such gain is attributable to a permanent establishment or fixed base the Non-U.S. Holder maintains in the United States; or

•                  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other requirements are met.

Sale or Other Disposition of Hudbay Shares or Hudbay Warrants and Exercise of Hudbay Warrants

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax as a result of (i) a distribution on or any gain realized upon the sale or other disposition of Hudbay Shares or (ii) the exercise, disposition or sale of any Hudbay Warrants, in each case, unless one of the two bulleted conditions apply that are described in the discussion captioned “Non-U.S. Holders— Consequences of Exchanging Augusta Shares for Hudbay Shares and Hudbay Warrants or the Receipt of Cash Pursuant to Dissent Rights” above.

Information Reporting and Backup Withholding

Holders of Augusta Shares may be subject to information reporting and may be subject to backup withholding, at a 28% rate, on any cash received in exchange for Augusta Shares. Distributions on, or the proceeds from a sale or other disposition of, Hudbay Shares or Hudbay Warrants and amounts received on expiry of the Hudbay Warrants paid within the United States or through certain U.S.-related financial intermediaries to a holder may be subject to information reporting and may be subject to backup withholding unless the holder (i) is an exempt recipient or (ii) in the case of backup withholding (but not information reporting), provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Individual U.S. Holders may be required to report information to the IRS with respect to their investment in Hudbay Shares and Hudbay Warrants unless certain requirements are met. U.S. Holders who fail to report required information could become subject to substantial penalties. U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this new legislation on their investment in Hudbay Shares and Hudbay Warrants.

12.                               Time for Acceptance

The Offer is now open for acceptance until 5:00 p.m. (Toronto time) on July 16, 2014. Augusta Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer. If, at the time immediately prior to 5:00 p.m. (Toronto time) on July 16, 2014, all of the conditions of the Offer are satisfied or waived by the Offeror, then the Initial Offering Period will end at such time and all Augusta Shares deposited under the Offer and not withdrawn will be taken up by the Offeror.  If any Augusta Shares are taken up under the Offer, the Offer will be extended and remain open for the deposit of Augusta Shares for not less than ten days from the date on which Augusta Shares are first taken up, which extended period will be a Subsequent Offering Period. In such instance, the Offeror will announce the results of the Offer, including the approximate number and percentage of Augusta Shares deposited to date, no later than 9:00 a.m. (Toronto time) on the next business day after the expiration date of the Initial Offering Period and immediately begin the Subsequent Offering Period.

13.                               Manner of Acceptance

Registered Augusta Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on BLUE paper) that accompanies this Notice of Variation and Extension, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or DRS Advices representing their Augusta Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Augusta Shareholders may accept the Offer by following the procedure for guaranteed delivery set out in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on PINK paper) that accompanies this Notice of Variation and Extension, or a manually executed facsimile thereof. Augusta Shareholders who hold their Augusta Shares with an investment advisor, stockbroker, bank, trust company or other nominee will not have received a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such nominee to tender their Augusta Shares.

Augusta Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer. If Augusta Shareholders who have previously validly deposited and not withdrawn their Augusta Shares desire to indicate their wish to make a Section 85 Election, they may deliver to the Depositary the Letter of Transmittal (printed on BLUE paper), properly completed and duly executed indicating their prior deposit, or contact the Depositary or Information Agent for further assistance.

14.                               Take-Up of and Payment for Deposited Augusta Shares

If all the conditions of the Offer have been satisfied or waived by the Offeror, the Offeror will take up Augusta Shares validly deposited under the Offer and not properly withdrawn no later than 9:00 a.m. on the first business day following the end of the Initial Offering Period.  The Offeror will pay for Augusta Shares taken up as soon as practicable thereafter and in any event within three business days thereafter.  By so taking up and paying for Augusta Shares validly deposited under the Offer and not properly withdrawn, the Offeror will comply with the requirement under Canadian law to take up such Augusta Shares within ten days following the end of the Initial Offering Period and paying for such shares within three business days thereafter. See Section 6 of the Original Offer, “Take Up of and Payment for Deposited Augusta Shares”.

15.                               Withdrawal of Deposited Augusta Shares

Augusta Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Augusta Shareholder at any time before the Augusta Shares have been taken up by the Offeror under the Offer (including during any Subsequent Offering Period) and in the other circumstances described in Section 8 of the Original Offer, “Withdrawal of Deposited Augusta Shares”. Except as so indicated or as otherwise required or permitted by applicable Laws, deposits of Augusta Shares are irrevocable.

16.                               Consequential Amendments to the Original Offer and Circular and Other Documents

The Original Offer and Circular shall be read together with this Notice of Variation and Extension and are hereby amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Variation and Extension.

Except as otherwise set forth in or amended by this Notice of Variation and Extension, the terms and conditions of the Offer and the information in the Original Offer and Circular continue to be applicable in all respects.

17.                              Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Augusta with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

18.                               Directors’ Approval

The contents of this Notice of Variation and Extension have been approved, and the sending thereof to the Augusta Shareholders has been authorized by the Hudbay Board of Directors.

APPROVAL AND CERTIFICATE OF HUDBAY MINERALS INC.

The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Dated: July 2, 2014.

(Signed) DAVID GAROFALO	(Signed) DAVID S. BRYSON

President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

On behalf of the Board of Directors

(Signed) G. WESLEY VOORHEIS	(Signed) SARAH B. KAVANAGH
Director	Director

The Depositary for the Offer is:

By Registered Mail, Mail, Hand or Courier

Toronto

200 University Avenue
Suite 300
Toronto, Ontario

M5H 4H1

Attention:  Corporate Actions

Inquiries

North American Toll Free:  1-866-393-4891

Telephone:  416-361-0930 ext. 205

Facsimile:  416-361-0470

E-Mail:  corporateactions@equityfinancialtrust.com

THE INFORMATION AGENT FOR THE OFFER IS:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-229-8874

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272